Exhibit 99.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
x
In re:
FOR PUBLICATION
MOTORS LIQUIDATION COMPANY, f/k/a
GENERAL MOTORS CORPORATION, et al.,		Chapter 11

Case No. 09-50026 (MG)
Debtors.		(Jointly Administered)
x

MEMORANDUM OPINION AND ORDER REGARDING MOTION TO ENFORCE

THE SETTLEMENT AGREEMENT BY AND AMONG THE

SIGNATORY PLAINTIFFS AND THE GUC TRUST

A P P E A R A N C E S:

HILLIARD MARTINEZ GONZALES LLP
Attorneys for the Personal Injury and Wrongful Death Plaintiffs
719 South Shoreline Boulevard
Corpus Christi, Texas 78401
By:	Robert Hilliard, Esq.
Rudy Gonzales, Esq.

-and-

HAGENS BERMAN SOBOL SHAPIRO, LLP 1918 8th Avenue
Seattle, Washington 98101
By:	Steve Berman, Esq.
Nick Styant-Brown, Esq.

AKIN GUMP STRAUSS HAUER & FELD LLP
Attorneys for the Participating Unitholders
One Bryant Park
New York, NY 10036
By:	Deborah Newman, Esq.

GIBSON, DUNN & CRUTCHER, LLP
Attorneys for the GUC Trust
200 Park Avenue
New York, New York 10166
By:	Mitchell A. Karlan, Esq.
James L. Hallowell, Esq.
Jonathan D. Fortney, Esq.
Michael Eggenberger, Esq.
Alejandro A. Herrera, Esq.

QUINN, EMANUEL, URQUHART & SULLIVAN, LLP
Attorneys for New GM
51 Madison Avenue
New York, New York 10010
By:	Susheel Kirpalani, Esq.
James C. Tecce, Esq.
Julia Beskin, Esq.

ii

MARTIN GLENN

UNITED STATES BANKRUPTCY JUDGE

I. INTRODUCTION1

This is a very troubling dispute.

In the years before Old GM filed for chapter 11 protection in June 2009, Old GM manufactured more than 12 million vehicles with seriously defective ignition switches. Hundreds of these vehicles were involved in serious accidents caused by the ignition switch defects, resulting in personal injury, deaths and property damage. Old GM knew about the ignition switch defects, but never disclosed them before or during the bankruptcy case. The facts about the ignition switch defects only became public after New GM issued a series of recall notices in 2014. Public disclosure of the ignition switch defects triggered numerous lawsuits in state and federal courts (including in the bankruptcy court) as injured parties sought to recover damages because of the ignition switch defects. The bar date for filing claims against Old GM expired on November 30, 2009, but since Old GM never disclosed the ignition switch defects, no ignition switch defect-related claims were filed in the bankruptcy case before the bar date expired for personal injury, wrongful death, property damage or economic loss claims.

This Court will have to decide whether late claims based on ignition switch defects should be permitted so many years after the bar date expired in Old GM’s bankruptcy. The ability of people who were injured from ignition switch defects before the bankruptcy section 363 sale of assets to New GM closed to recover damages may depend on whether late claims are allowed. The issues are difficult, but as often happens, the parties directly involved in the dispute (attorneys for the potential claimants and for the GUC Trust, as successor to the Old GM for purposes of distribution to unsecured creditors) spent months negotiating a settlement. This

[1]	Capitalized terms in the Introduction are defined below.

Opinion specifically involves the efforts by pre-sale personal injury, wrongful death, property damage and economic loss claimants to enforce the unexecuted Settlement Agreement negotiated with the GUC Trust—the Settlement Agreement would permit late claims to be filed, and establish procedures for the Court to estimate the claims. After months of negotiation, twenty-one drafts of the Settlement Agreement and supporting documentation, a “signed off” by representatives of the Signatory Plaintiffs and Wilmington Trust, and after a two-hour meeting with counsel to New GM, the GUC Trust reversed course and refused to execute the written Settlement Agreement which all parties acknowledged was “final,” at least as to form.

In the lead up to those events, New GM’s counsel had made it clear in open court for months that New GM would do whatever it could to prevent additional ignition switch defect claims to be filed and allowed in the bankruptcy case. So it is no real surprise that New GM aggressively sought to torpedo any deal between the Signatory Plaintiffs and the GUC Trust; the only surprise to the Court is that, following the two-hour meeting before the Settlement Agreement was to be disclosed in this Court, the GUC Trust switched sides and joined New GM’s effort in return for New GM’s agreement (not yet approved by the Court) to pay all of the GUC Trust’s expenses to fight additional ignition switch defect claims.

Some further background is helpful before reviewing the evidence and arguments in more detail. The Sale Order by which New GM acquired assets of Old GM in the bankruptcy case provides that New GM contractually assumed Old GM’s liability for post-sale personal injury, wrongful death and property damages accident claims; but New GM continues to assert that it is not liable for pre-sale accident claims (or for any economic loss claims). Old GM’s chapter 11 Plan was confirmed on March 29, 2011, and it discharged Old GM from any debt that arose before confirmation. That discharge would ordinarily cover the pre-sale accident and economic loss claims at issue here. But the discharge depends on constitutionally adequate notice by Old GM, something that clearly was not done by Old GM. The reason New GM is fighting so hard in this Court is that the confirmed chapter 11 Plan obligates New GM to issue additional New GM common stock to the GUC Trust if allowed unsecured claims exceed a $35 billion threshold. If substantial late claims based on ignition switch defects are allowed against Old GM, even though New GM is not directly liable for those claims, New GM is likely to have to issue additional new shares to the GUC Trust which could pay those claims pro rata—indeed, the Movants contend that New GM will have to issue additional shares that are worth more than $1 billion.

On July 13, 2016, the Second Circuit reversed an earlier decision by the bankruptcy court which had concluded that the Sale Order and confirmed Plan barred claims arising from the defective ignition switch against Old GM or New GM (except for post-sale personal injury, wrongful death and property damages accident claims for which New GM contractually agreed to assume liability). The Second Circuit reversed, holding that because parties with vehicles with ignition switch defects were denied constitutional due process, they were known creditors and were not given actual notice of Old GM’s bankruptcy; therefore, they were not bound by the Sale Order.

Additionally, despite the fact that the bankruptcy court found that the confirmed Plan had been substantially consummated, the Second Circuit held that the claims of creditors against Old GM arising from the ignition switch defects were not necessary equitably moot. The Plan included the aforementioned “accordion” feature, obligating New GM to issue additional New GM common stock if allowed unsecured claims exceed $35 billion. Allowed unsecured claims are currently slightly below that threshold, but substantial additional unsecured claims for holders of ignition switch defect claims may require New GM to provide substantial additional value available for creditor distribution.

Upon Judge Gerber’s retirement in January 2016, all Motors Liquidation matters pending in the bankruptcy court were transferred to me. Following several court conferences with counsel for parties-in-interest, the Court entered an Order to Show Cause on December 13, 2016 identifying five so-called “2016 Threshold Issues” that counsel and the Court identified as requiring resolution by the Court following remand from the Circuit. The fifth issue was whether Ignition Switch Plaintiffs and/or Non-Ignition Switch Plaintiffs satisfy the requirements for authorization to file late proofs of claim against the GUC Trust and/or whether such claims are equitably moot. The parties indicated that discovery, briefing and an evidentiary hearing were likely required to resolve the late claims issue unless it could be resolved by settlement. Counsel requested some time to try to agree on a schedule. Over the course of many months, Signatory Plaintiffs’ counsel reported that they were making substantial progress in negotiating a settlement of the late claims issue with the GUC Trust.

On December 18 and 19, 2017, the Court conducted a trial on the narrow issue of whether the unexecuted Settlement Agreement between the Signatory Plaintiffs and the GUC Trust, negotiated by the parties’ highly sophisticated counsel over nearly three months, with twenty-one drafts, and dozens of pages of supplemental documents, is enforceable. As explained below, the Court finds that the evidence at trial unmistakably establishes that the GUC Trust and its counsel acted in bad faith in reversing course and backing out of the Settlement Agreement.2

[2]	The Movants also presented evidence raising serious doubt whether counsel for the GUC Trust was ever acting in good faith during the negotiations. Despite these months of negotiations and twenty-one drafts of the Settlement Agreement, Matthew Williams, counsel to the GUC Trust, sent an email to counsel for the Participating Unitholders describing the deal as a “flaming piece of shit . . . that was never going to get anywhere.” (PX-134 at 001.) This, a mere three days after Wilmington Trust representative Beth Andrews “signed off” on the Settlement Documents.

The trial testimony of the GUC Trust’s witnesses was not credible—the trial testimony was contradicted by the witnesses’ own documents and prior statements.

During trial, counsel for New GM compared the GUC Trust’s refusal to execute the Settlement Agreement to a case of cold feet before marriage. The Court finds no basis for that comparison to these facts, as it became quite clear during trial that there was no indication of cold feet, or that the parties would go forward without signing the Settlement Agreement. On the contrary, the GUC Trust essentially jilted the Signatory Plaintiffs at the last minute in favor of an alternative, purportedly more attractive, agreement with New GM (that requires Court approval that may not be forthcoming). In other words, the evidence points more squarely, if anything, to a case of last-minute infidelity. The GUC Trust’s dishonesty—or bad faith—is not lost on this Court.3

No party truly disputes that, by the end of the negotiations, on or around August 14, 2017, all of the parties to the Settlement Agreement had agreed to all of the material terms of their settlement, and the parties all “signed off”4 on the written draft of the Settlement Agreement. But on or around August 16, after receiving New GM’s offer for an allegedly more beneficial deal during a two-hour meeting the day before, the GUC Trust informed the Signatory

[3]	In fact, during trial the GUC Trust provided misinformation about its infidelity, perhaps in an attempt to paint the facts in a different light. During an August 17, 2017 hearing before the Court, counsel for the GUC Trust informed the Court that at the August 15 meeting with counsel for New GM, New GM first proposed to fund the GUC Trust’s litigation expenses. (See August 17, 2017 Hearing Transcript (ECF Doc. # 14704) 17:23–18:3 (“Q: And tell me what the proposals that New GM made to you at the meeting. A: Well, the proposal that they made at – the first proposal that they made was continuing litigating and we will pay your litigation costs against the plaintiffs. That was the initial proposal they made.”).) Counsel for the GUC Trust later testified at trial that no such proposal was made at that meeting. (Trial Tr. (Williams) 365:7–9 (“Q: Did Mr. Steinberg make a proposal to you at that meeting? A: No.); Trial Tr. (Martorana) 411:5–8 (“Q: And did Mr. Steinberg make a proposal to the GUC Trust during that meeting? A: No, not at that meeting, no.”).)
[4]	Further highlighting issues related to the GUC Trust’s dishonesty and disclosure, approximately one hour before Beth Andrews’ scheduled deposition, the GUC Trust continued to take the position that an email chain, whereby Andrews “signed off” on the Settlement Agreement, was privileged. (See PX-088.) The GUC Trust would have maintained that privilege and never disclosed this email chain to the Movants and the Court had the Court not been forced to intervene and rule that the email chain was patently not privileged during a November 15, 2017 telephonic conference. (See November 15, 2017 Hearing Transcript (ECF Doc. # 14167).)

Plaintiffs it would not go forward with the deal, essentially pulling the rug out from under them at the eleventh-hour. The Signatory Plaintiffs now argue that the GUC Trust’s attempt to betray the deal comes too late, and that the GUC Trust is bound to uphold the bargain the parties worked diligently to finalize. The GUC Trust argues that it is not bound, pointing to a written Settlement Agreement that lacks all nine of the signatories’ signatures.

Regrettably, the Court is unaware of any contract principle that would nevertheless enable the Court to enforce an unsigned written agreement absent a finding that the parties intended to be bound orally. If the parties here did not have that intent, any party had the right for any reason—even, as here, a pretextual reason founded in bad faith—to refuse to sign the Settlement Agreement. An analysis of the evidence using the Winston factors and, in particular, the parties’ objective intent expressed in the plain terms of the Settlement Agreement, establishes that the parties never had an oral agreement in place before they negotiated the terms of the written Settlement Agreement, instead contemplating that they would only be bound once the parties signed the written draft. Under similar circumstances, courts have consistently refused to bind parties to their unexecuted agreements. Thus, despite the GUC Trust’s flouting of the spirit of the law to promote good faith negotiations and settling of disputes, the Court concludes that under applicable law, it cannot enforce the unexecuted written Settlement Agreement because it contains an unambiguous provision that the Settlement Agreement would not become enforceable until executed. Whether the Signatory Plaintiffs have any other remedies against Wilmington Trust, the GUC Trust, or New GM arising from these circumstances is not currently before the Court.

The Court is highly sensitive to the impact of this decision on the Signatory Plaintiffs and the need for a speedy resolution of this dispute, especially given that the personal injury and wrongful death actions involved were brought by hundreds of impacted individuals as a result of Old GM’s failure to disclose ignition switch defects in its automobiles. In light of these circumstances, while the Court cannot enforce the Settlement Agreement, it will move forward expeditiously with adjudicating the Late Claims Motions. New GM has demonstrated that it would like to force individual adjudications of millions of separate ignition switch defect claims. New GM has apparently enlisted the GUC Trust in its plan. In the meantime, Old GM’s unsecured creditors (including ignition switch claims if allowed) are forced to wait for further distributions. While that may be okay with New GM, it is strange indeed that the GUC Trust—an entity that owes its fiduciary duty to Old GM’s unsecured creditors—has willingly come on board.5

II. BACKGROUND

A.	The Underlying Dispute – GM’s Alleged Failure to Disclose Ignition Switch Defects[6]

1.	The GM Bankruptcy and the Adjustment Shares

Beginning on June 1, 2009 (the “Petition Date”), Motors Liquidation Company f/k/a/ General Motors Corporation (“Old GM”), and certain of its affiliated companies (together with Old GM, the “Debtors”) commenced cases under chapter 11 of the Bankruptcy Code. On that same day, Old GM and certain other affiliated entities (collectively, the “Sellers”) entered into a Master Sale and Purchase Agreement (the “MSPA”) pursuant to which certain assets of the Sellers, including the brand “General Motors,” were to be sold to an entity that eventually

[5]	The Settlement Agreement, if it had been consummated, did not require the Court to estimate claims in any particular amount, and it did not require the Court to agree that Rule 23 certification of settlement classes was not required. Nothing in this Opinion addresses what future proceedings or rulings would have been required if the Settlement Agreement was enforced, or what future proceedings will be required if ignition switch defect claimants are permitted to file late claims.
[6]	Unless stated otherwise, the following facts are taken from the Settlement Agreement.

became General Motors LLC (“New GM”). As of July 5, 2009, the MSPA was amended pursuant to a Second Amendment to the Amended and Restated Master Sale Purchase Agreement (the MSPA, so amended and restated, the “AMSPA”) to, among other things, modify provisions in the AMPSA relating to the issuance by New GM of shares (the “Adjustment Shares”) of New GM common stock in respect of allowed general unsecured claims.

Importantly for this case, pursuant to the AMPSA, if the Court issues an order estimating the aggregate allowed general unsecured claims against the Sellers (the “Claims Estimate Order”) at an amount exceeding thirty-five billion dollars, then New GM must, within five business days of entry of the Claims Estimate Order, issue the Adjustment Shares. If the Court issues a Claims Estimate Order estimating the aggregate allowed general unsecured claims against the Sellers at an amount at or exceeding forty-two billion dollars, New GM must issue the maximum amount of Adjustment Shares (thirty million shares). On July 5, 2009, the AMPSA was approved pursuant to Bankruptcy Code section 363 (the “Sale Order”), and New GM became vested in substantially all of the material assets of the Sellers. On July 10, 2009 (the “Closing Date”), the transactions approved pursuant to the Sale Order were consummated.

On September 16, 2009, the Court entered an order (the “Bar Date Order,” ECF Doc. # 4079) establishing November 30, 2009 (the “Bar Date”) as the deadline to file proofs of claim against the Debtors. On March 29, 2011, the Court issued an order confirming the Debtors’ Second Amended Joint Chapter 11 Plan (the “Plan”), and on March 31, 2011, the Plan was declared effective.

The Plan, pursuant to a side letter between Motors Liquidation Company GUC Trust (the “GUC Trust”), the Debtors, New GM, and FTI Consulting (as trust monitor of the GUC Trust) dated September 23, 2011, created the GUC Trust as a post-confirmation successor to Old GM pursuant to section 1145 of the Bankruptcy Code, which purpose was to, inter alia, distribute assets held or to be held by the GUC Trust (the “GUC Trust Assets”) to holders of allowed general unsecured claim against the Old GM estate. Wilmington Trust Company (“Wilmington Trust”) was selected to be the administrator of and trustee of the GUC Trust. Wilmington Trust owes fiduciary duties to the GUC Trust’s unitholders under an amended agreement between the GUC Trust and FTI Consulting (as trust monitor of the GUC Trust) dated July 30, 2015. (See ECF Doc. # 13332 (the “GUC Trust Agreement”) at 4, and §§ 2.2, 2.3(a), 2.4, 3.1(a), 8.1(b), 8.1(d).) Under the Plan and the side letter, the GUC Trust is exclusively authorized to seek the issuance of Adjustment Shares for satisfaction of Allowed General Unsecured Claims at any time, provided however that it was the GUC Trust’s then intention to delay seeking issuance of the Adjustment Shares until such time (if any) that the GUC Trust determined, in its sole and absolute discretion, that the aggregate allowed general unsecured claims were, in the GUC Trust’s estimation, likely to exceed $35 billion, at which time the GUC Trust is entitled to seek the issuance of Adjustment Shares.

In February 2012, the Court entered an order (the “Late Claim Bar Order,” ECF Doc. # 11394) providing that any claims filed after entry of the Late Claim Bar Order would be deemed disallowed unless, inter alia, the claimant obtained leave of the Court or written consent of the GUC Trust.

2. The Recalls and the Multi-District Litigation

Throughout 2014, New GM issued a number of recalls for safety defects of millions of vehicles manufactured by Old GM and New GM. More specially, in or around February and March of 2014, New GM issued a recall (NHTSA Recall Number 14V-047) pertaining to 2,191,525 vehicles with an ignition switch defect (the “Ignition Switch Defect”). In or around

June, July, and September of 2014, New GM issued five additional recalls pertaining to over 10 million vehicles with defective ignition switches (NHTSA Recall Numbers 14V-355, 14V-394, 14V-400, 14V-346, and 14V-540). In or around March 2014, New GM issued another recall (NHTSA Recall Number 14V-119) pertaining to approximately 1.2 million vehicles with defective side airbags. Finally, in or around March 2014, New GM issued a recall (NHTSA Recall Number 14V-153) pertaining to over 1.3 million vehicles with defective power steering.

Following the issuance of the recalls, numerous lawsuits were filed against New GM, alleging that New GM failed to timely disclose the safety defects, individually or on behalf of putative classes of persons, by, inter alia:

a.	plaintiffs asserting economic loss claims who, as of July 10, 2009, owned or leased a vehicle with an ignition switch defect included in Recall No. 14V-047 (the “Ignition Switch Plaintiffs”);

b.	plaintiffs asserting economic loss claims who, as of July 10, 2009, owned or leased a vehicle with defects in ignition switches, side airbags, or power steering included in NHTSA Recall Nos. 14V-355, 14V-394, 14V-400, 14V-396, 14V-540, 14V-118 and 14V-153 (the “Non-Ignition Switch Plaintiffs”); and

c.	plaintiffs asserting personal injury or wrongful death claims based on or arising from an accident involving an Old GM vehicle that occurred prior to the Closing Date (the “Pre-Closing Accident Plaintiffs”) including a subset asserting claims involving an Old GM vehicle with the Ignition Switch Defect (the “Ignition Switch Pre-Closing Accident Plaintiffs,” together with the Ignition Switch Plaintiffs and Non-Ignition Switch Plaintiffs, the “Signatory Plaintiffs,” or the “Plaintiffs”).

Many of the cases commenced against New GM were consolidated in a multi-district litigation (the “MDL”) pending in the United States District Court for the Southern District of New York before the Honorable Jesse M. Furman.

3. The Motions to Enforce and the Late Claims Motions

In or around April and August of 2014, New GM sought to enjoin such lawsuits against New GM by filing motions to enforce the Sale Order with respect to (i) Ignition Switch Plaintiffs; (ii) Ignition Switch Pre-Closing Accident Plaintiffs; and (iii) Non-Ignition Switch

Plaintiffs (“New GM’s Motions to Enforce”). After the filing of New GM’s Motions to Enforce, this Court identified initial threshold issues to be addressed in New GM’s Motions to Enforce with respect to the Ignition Switch Plaintiffs and Ignition Switch Pre-Closing Accident Plaintiffs. Following briefing and argument, the Court issued its decision (the “Decision”) on April 15, 2015, and a judgment implementing the Decision (the “Judgment”) on June 1, 2015.

In the Decision and Judgment, the Court ruled that “based on the doctrine of equitable mootness, in no event shall assets of the GUC Trust held at any time in the past, now or in the future (collectively the ‘GUC Trust Assets’) (as defined in the Plan) be used to satisfy any claims of the Plaintiffs.” On July 13, 2016, the Second Circuit issued an opinion on direct appeal of the Decision and Judgment, vacating the Court’s equitable mootness ruling as an advisory opinion. Following the issuance of the Second Circuit’s mandate, the Court identified initial issues to be addressed on remand, including whether the Pre-Closing Accident Plaintiffs, the Ignition Switch Plaintiffs and/or Non-Ignition Switch Plaintiffs satisfy the requirements for authorization to file late proof(s) of claim against the GUC Trust and/or whether such claims are equitably moot.

On December 22, 2016, the Signatory Plaintiffs filed motions (the “Late Claims Motions”) for authority to file late proofs of claim (the “Late Claims”), including late class proofs of claim. On or around February 16, 2017, counsel for the GUC Trust served counsel for the Ignition Switch Plaintiffs and counsel for certain Ignition Switch Pre-Closing Accident Plaintiffs with interrogatories (the “Late Claims Interrogatories”) in connection with the Late Claims Motions. An Ignition Switch Plaintiff and certain Ignition Switch Pre-Closing Accident Plaintiffs responded to the Late Claims Interrogatories.

In or around March 2017, additional briefs were filed by Ignition Switch Plaintiffs, certain Ignition Switch Pre-Closing Accident Plaintiffs, New GM, and jointly by the GUC Trust and the holder of more than 65% of the units of the GUC Trust (the “Participating Unitholders,” and together with the Signatory Plaintiffs, the “Movants”) on the applicability of the Pioneer 7 issue and the Tolling Issue (as those terms are defined in the Order Establishing, Inter Alia, Briefing Schedule for Certain Issues Arising from the Late Claims Motions, ECF Doc. # 13869). On July 5, 2016 and June 30, 2017, Judge Furman issued opinions in the MDL explaining that the “benefit-of-the-bargain defect theory” of economic loss damages “compensates a plaintiff for the fact that he or she overpaid, at the time of the sale, for a defective vehicle. That form of injury has been recognized in many jurisdictions.” (See In re General Motors LLC Ignition Switch Litig., 14-MD-2543 (JMF) (S.D.N.Y. June 30, 2017), ECF Doc. ## 3119, 4175.)

Counsel for the Signatory Plaintiffs provided counsel for the GUC Trust with expert reports and proffers of evidence indicating that the amount of damages for the Ignition Switch Plaintiffs’, certain Non-Ignition Switch Plaintiffs’, and certain Post-Closing Accident Plaintiffs’ asserted claims, if ultimately determined to be allowed general unsecured claims against Old GM and/or the GUC Trust, would be greater than that amount necessary to trigger New GM’s obligation to issue the Adjustment Shares in the maximum account under the AMPSA.

In light of the above, the Signatory Plaintiffs and the GUC Trust disagreed regarding:

•	whether the proponents of the Late Claims Motions satisfy the requirements for authorization to file late proof(s) of claim against the GUC Trust, and whether such asserted claims are equitably moot;

•	whether any GUC Trust Assets currently in the GUC Trust could be issued to satisfy the Signatory Plaintiffs’ asserted claims against the GUC Trust and Old GM;

•	whether any GUC Trust Assets previously distributed are subject to claw-back or recapture by the GUC Trust and/or any of the Signatory Plaintiffs to satisfy the Signatory Plaintiffs’ asserted claims against the GUC Trust and Old GM; and

[7]	See Pioneer Inv. Servs. Co. v. Brunswick Assocs. Ltd. P’ship, 507 U.S. 380 (1993) (explaining the “excusable neglect” standard applicable to late claims in chapter 11 cases, where the creditor had received proper notice of the bar date for filing claims). In this case, the bankruptcy court and the Second Circuit held that ignition switch defect claimants did not receive constitutionally required notice.

•	the ultimate amount of Allowed General Unsecured Claims of the Signatory Plaintiffs.

B.	The Settlement Agreement

1.	The Settlement Negotiations

In or around May 2017, the Participating Unitholders, the Signatory Plaintiffs, and Wilmington Trust, as trustee for and administrator of the GUC Trust, began negotiating the contours of a potential settlement of the Signatory Plaintiffs’ Late Claims Motions and the underlying claims against the GUC Trust. (See Golden Direct ¶ 6.)

The negotiations continued in earnest throughout June to mid-August 2017. Over the course of more than two months, the parties exchanged twenty-one drafts of a settlement agreement (in its unexecuted form as of August 14, 2017, the “Settlement Agreement,” PX-001) and agreed on substantially all core terms of the Settlement Agreement and on supporting settlement documents (in their form as of August 14, 2017, the “Settlement Documents”) by on or around August 14, 2017. (See Trial Tr. (Karlan) 64:21–65:6; Williams Dep. Tr. 101:1–8; Trial Tr. (Berman) 26:22–27:1.)

The Settlement Documents which eventually resulted from the negotiations among the parties included:

a.	an order to be entered by the Court approving the Settlement Agreement pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure (the “Settlement Order,” DX-YYY at 0026–37);

b.	a motion seeking entry of the Settlement Order (the “Settlement Motion,” DX-YYY at 0042–77);

c.	a Claims Estimate Order (DX-YYY at 0038–41);

d.	declarations in support of the Settlement Motion (DX-YYY at 0118–120, 0125–127, 0132–143);

e.	a motion seeking entry of an order approving the notice procedures with respect to the Settlement Agreement (the “Notice Procedures Motion,” DX-YYY at 0154–166);

f.	an order granting the Notice Procedures Motion (the “Notice Procedures Order,” DX-YYY at 0168–170);

g.	short- and long-form notice to Plaintiffs, and notice to the GUC Trust’s unitholders (DX-YYY at 0175–184, 0188–190); and

h.	a declaration from the notice provider (DX-YYY at 0195–206).

The primary lawyers who participated in the negotiations were: Howard Steel and Edward Weisfelner of Brown Rudnick LLP (“Brown Rudnick”) on behalf of the Signatory Plaintiffs, Keith Martorana, Matthew Williams, and Gabriel Gillett of Gibson Dunn LLP (“Gibson Dunn”) on behalf of the GUC Trust, and Daniel Golden of Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”) on behalf of the Participating Unitholders.

The first proposed draft of the Settlement Agreement was drafted by Brown Rudnick and sent to Akin Gump on June 6, 2017. (PX-005.) On that same day, Akin Gump circulated the draft to Gibson Dunn. (Williams Direct ¶ 12.) Three days later, on June 9, Akin Gump circulated a revised draft that reflected both the Participating Unitholders’ and the GUC Trust’s comments. (PX-006.) The initial June 9 mark-up contained a new provision, section 3.1, added by GUC Trust’s counsel, which provided, in relevant part, as follows:

3.1 Settlement Effective Date. This Agreement shall become effective and binding on the Parties on the date on which this Agreement is fully executed by each of the Parties.

It is clear from the record, and undisputed by the parties, that such provision in section 3.1 remained in every draft of the Settlement Agreement from its inclusion on June 9 up until August 16, 2017. (Compare DX-V at 0018 (Settlement Agreement as of July 3, 2017 with section 3.1 provision) with Settlement Agreement § 3.1.) While the parties amended other parts of section 3.1 (see, e.g., PX-014 (July 10 email from Pre-Closing Accident Plaintiffs’ counsel proposing modifications to section 3.1 but leaving the first sentence unchanged: “section 3.1 must be similarly modified to have all the releases and waivers triggered by entry of the Settlement Order”), the signature requirement language of the section was left unchanged throughout the negotiations. (JPTO Ex. C-1 ¶ ¶ 5, 8; Trial Tr. (Weisfelner) 125:11–15.)

Throughout the course of the negotiations, counsel for the parties regularly included in their emails language stating that the drafts or comments remained subject to ongoing review and comments from their respective clients. For example, on July 27, Martorana stated that the GUC Trust’s “[s]ign-off, with respect to the three documents (Settlement Agreement, Settlement Order, Claims Estimate Order), will likely come tomorrow . . . . Note, however, that signoff on the settlement itself is subject to the finalization of all other document[s] in a satisfactory manner and receipt of final approvals.” (PX-032 at 001.) Similarly, on August 3 and August 8, Martorana circulated comments on and revised drafts of the Settlement Agreement and Settlement Documents, explaining that “each . . . remains subject to the ongoing review and comment of our clients” (PX-040 at 001), and that “the attached remains subject to the ongoing review and comments of our clients.”) (PX-046 at 002.)8

By early August, while some open issues remained,9 most of significant terms of the Settlement Agreement had been agreed upon by the parties. Although counsel for New GM had sent a letter to counsel for the GUC Trust on July 19, 2017, explaining that it would “vigorously contest any [    ] settlement” between the parties (DX-HHHHH at 002), the parties agreed that Golden and Weisfelner would contact Arthur Steinberg of King & Spalding, LLP (“King &

[8]	New GM explains that a similar disclaimer was included by Akin Gump on behalf of the Participating Unitholders in its communications, but only cites to an email sent by Akin Gump at the early stage of the negotiations, on June 9, 2017. (See PX-006 at 001 (“Attached please find a markup of the draft settlement agreement reflecting comments from Akin and Gibson. Please note that the attached markup remains subject to further review and revision in all respects.”).)
[9]	See, e.g., PX-049 (Aug. 9 email arguing over costs to be paid by the GUC Trust under the Settlement Agreement for notice of the Settlement Motion (the “Notice Costs”)); PX-047 (Aug. 9 email referring to addition of “Additional Ignition Switch Pre-Closing Accident Plaintiffs” as new signatories represented by Lisa Norman); PX-062 at 001–2 (Aug. 12 emails addressing whether the “‘Additional Plaintiffs’ will provide additional proffer of evidence in support of the damages”); DX-CC at 001 (Aug. 11 email from Bob Hilliard, counsel for the Pre-Closing Accident Plaintiffs, referring to “a walk away issue” being open).

Spalding”), then counsel to New GM, to inform New GM of the plan to apprise the Court of the Settlement Agreement, that the parties were seeking a Claims Estimate Order, and to inquire as to dates on which New GM’s counsel would be available for a conference with the Court for that purposes (See Golden Direct ¶ 13.) The call to New GM took place on August 9. (Id.)

Also on August 9, Golden sent an email to counsel for the GUC Trust and the Signatory Plaintiffs stating:

I would like to see if [sic] can schedule an all hands call for tomorrow to finalize all of the settlement documentation and motions . . . . At this call please have the requisite people necessary to bind your respective clients.

(PX-047 at 001.)

At or around the same time, on August 9, counsel for the Participating Unitholders, acting on behalf and with the consent of the GUC Trust and the Signatory Plaintiffs, scheduled a conference with the Court for August 17 to apprise the Court of the Settlement Agreement and discuss the procedures for notice of the Settlement Motion proposed in connection therewith (the “Notice Procedures”), and “to enlist the Court’s aid in obtaining the names and addresses of the parties that were subject to New GM recalls or had pre-Sale accident and death claims, so that such parties can be provided with notice of the Plaintiff Settlement.” (See Golden Direct ¶ 17.)

On August 11, certain of the Signatory Plaintiffs previewed some of the terms of the Settlement Agreement at a status conference before Judge Furman in the MDL. (Weisfelner Direct ¶ 47.) On the same day, the news media reported about the MDL hearing, and described that:

The settlement between the plaintiffs and the trust for Old GM is due to be signed Aug. 15, attorney Steve Berman said in a phone call. The deal will resolve hundreds of personal-injury cases stemming from GM’s faulty ignition switches, as well as a class-action suit over millions of vehicles that allegedly lost value due to a series of recalls in 2014, he said.10

[10]	Erik Larson, GM Accuses Bankruptcy Trust of Secret $1 Billion Stock Plot, BLOOMBERG, https://www.bloomberg.com/news/articles/2017-08-11/old-gm-settlement-plan-sets-up-court-fight-with-successor (Aug. 11, 2017) (last visited on Jan. 8, 2018).

On August 11, following the conclusion of the MDL status conference, the “all hands call” requested by Golden to review the terms of the Settlement Agreement “with the requisite people necessary to bind [the counsel’s] respective clients” took place. (Weisfelner Direct ¶ 48.) Counsel for the Participating Unitholders, the GUC Trust, and the Signatory Plaintiffs all participated in the call. (Golden Direct ¶ 18.) The call lasted approximately one hour, during which the parties relayed some last-minute ministerial changes to the documentation supporting the Settlement Agreement. (Id.) At the end of that call, Gibson Dunn indicated that it had no further comments to the documentation. (Golden Direct ¶ 18.) Later that day, Steel circulated among counsel for the Signatory Plaintiffs, Participating Unitholders and the GUC Trust “updated docs per today’s all-hands [call]. Hoping these are final and we can schedule signatures.” (PX-56 at 001.)

Starting from the conclusion of that call, and up to the meeting with New GM on August 15, the GUC Trust indicated on several occasions that it was in agreement with the terms of the Settlement Agreement. On the day after the “all hands call,” on August 12, Martorana responded that “[f]rom the GUC Trust perspective, all of the documents sent over by Howie (subject to one item we are discussing with Akin in the Settlement Agreement) are fine.” (PX-63 at 001.) Martorana’s email also attached a draft declaration, although never finalized nor signed (Andrews Direct ¶ 21), in support of the settlement by Beth Andrews, a Vice President at Wilmington Trust and a Wilmington Trust representative, opining that “[t]he Settlement is in the best interest of the GUC Trust, the Old GM estates and the GUC Trust Beneficiaries.” (PX-063 at 016.) The “one open item” referenced in Martorana’s email was whether this Court, or this Court and MDL court, would have the ability to review the ultimate allocation of the settlement proceeds, but the issue was resolved shortly thereafter. (PX-072 at 001–2; Golden Direct ¶ 21.)

On the morning of the following Monday, August 14, Wilmington Trust filed a Form 10-Q stating, among other things, that “[f]ollowing briefing related to the Late Claims Motions, the GUC Trust has engaged in discussions with counsel for certain Ignition Switch Economic Loss Action and Other Economic Loss Action plaintiffs and certain Ignition Switch Pre-Closing Accident Plaintiffs regarding a potential settlement of certain issues underlying the Late Claims Motions. Such discussions have meaningfully progressed and remain ongoing.” (PX-095 at 045.)

Also on August 14, at 7:21 a.m., Andrews sent an email to her Wilmington Trust superiors regarding the Settlement Agreement, stating that:

I just wanted to alert you to an article that appeared on Bloomberg last Friday concerning the settlement the GUC Trust is about to sign with the Ignition Switch Plaintiffs. We knew that New GM was not pleased that we were contemplating settling with the Plaintiffs and supporting their claim estimation order. The approval of the claim estimation order would trigger the accordion feature under the Plan of Reorganization and would cause New GM to have to issue up to 30mm in new shares. New GM will fight our settlement and the estimation order. We expect the Trust will be sued by New GM. Entering into the settlement is not an action we have taken without a great deal of thought and guidance from our legal advisors. We believe that settling with the plaintiffs is in the best interest of the Trust and will enable us to wind it down and make a final distribution to all of the unitholders sooner rather than later.

(PX-066) (emphasis added).

Later on August 14, at 1:31 p.m., Steel sent counsel for the Participating Unitholders, the GUC Trust, and the Signatory Plaintiffs “proposed final execution versions of all the documents,” and requested that the parties “let us know any comments or questions and confirm when you are signed off.” (PX-075 at 001.)

At 2:12 p.m. that same day, Golden informed counsel for New GM that the chambers conference had been scheduled to preview the Settlement Agreement and that the parties expected to send counsel the final draft settlement documents that day. (PX-071.) At 2:55 p.m., before counsel for the GUC Trust had responded to Steel’s last email, Gillett of Gibson Dunn notified counsel for the Participating Unitholders that New GM’s counsel had called counsel for the GUC Trust “a bit ago” asking for “one more opportunity to persuade us not to sign the settlement agreement.” (PX-093 at 003.) Gillett then informed Akin Gump of that call and that Gibson Dunn would be meeting with counsel to New GM on August 15, and invited Akin Gump to join the meeting. (Id. at 003.)

Shortly thereafter, Martorana responded to Steel’s email inquiring about the parties’ sign off and explained that “[a]t this point we do not have comments, but are obtaining final sign-off from our client.” (PX-088 at 002.) At 3:48 p.m., Golden replied to Martorana’s email writing: “Can someone please advise me who will be in a position to send the final documentation to Arthur [Steinberg] by cob today. We need to do this so he doesn’t use this as an excuse at the Thursday chambers conference.” (PX-078 at 001.)

At 4:06 p.m., Steel asked the parties to advise whether they were “signed off” if they had not already done so (PX-088 at 002), and subsequently received sign off from counsel for all parties (see, e.g., PX-092 at 001 (Steel saying that he had “heard from everyone” and was sending the agreement to counsel to New GM); PX-082 (email string containing sign off from Weintraub, Hilliard and Berman on behalf of the Signatory Plaintiffs); PX-088 at 002 (Golden notifying the parties that “participating holders are signed off subject to the guc trust being signed off”)), other than counsel to the GUC Trust. Later that same day, at 6:44 p.m., Steel asked Martorana “[h]ow’s the trust looking on sign off?” (PX-088 at 001.) At 6:51 p.m.,

Martorana then reached out to Andrews and David Vanaskey, of Wilmington Trust, to explain that “FTI has signed off” and inquire whether the GUC Trust was “prepared to sign off[.]” (Id. at 001.) A few minutes later, at 7:17 p.m., Andrews replied to Martorana: “Yes, I took a look at these before I left the office. Signed off.” (Id. (emphasis added))11 At 7:26 p.m., after receiving Andrews’ reply, Martorana answered Steel’s email: “[w]e are waiting for final approval from client, but unlikely to come tonight. You are, however, authorized to send current versions to New GM this evening[.]”12 (PX-089 at 001.) When Martorana falsely stated that he was “waiting for final approval from the client,” the GUC Trust had already received New GM’s phone call asking for one more opportunity to convince the GUC Trust not to sign the Settlement Agreement.

2.	The GUC Trust’s Pretextual Abandonment of the Settlement in Favor of the Forbearance Agreement

On the evening of August 14, with the authorization of each party to the Settlement Agreement (Weisfelner Direct ¶ 53; PX-091 at 001 (Steel’s email to counsel to the Signatory Plaintiffs, the GUC Trust and the Participating Unitholders, stating “[h]ave heard from everyone and going to send over to Arthur now”)), Brown Rudnick sent the latest versions of the Settlement Agreement and Settlement Documents to Arthur Steinberg of King & Spalding. (PX-094.) On that same day, King & Spalding, on behalf of New GM, requested a meeting with

[11]	Despite that seemingly unambiguous language, the GUC Trust took the position at trial, and Andrews testified, that “I was communicating to Mr. Martorana that the form of the documents was acceptable and could be sent to counsel for New GM. I was not communicating to Mr. Martorana that the GUC Trust was authorized to enter any agreement with Signatory Plaintiffs.” (Andrews Direct ¶ 26.)
[12]	Andrews’ 7:16 p.m. email to Martorana and Martorana’s 7:26 p.m. email to Steel raise one of the more troublesome issues in this case. Wilmington Trust’s counsel produced a redacted copy of Andrews’ email during discovery, removing Andrews’ statement that “Yes, I took a look at these before I left the office. Signed off.” The redaction was based on allegations that the email was covered by the attorney-client privilege. After plaintiffs’ counsel challenged the assertion of privilege, the Court reviewed the redacted e-mail in camera and overruled the privilege objection. The unredacted email shows that Martorana falsely told Steel that he was “waiting for final approval from client, but unlikely to come tonight.” Final approval had already been received. If Wilmington Trust’s counsel had not been required to produce the unredacted Andrews’ email, Martorana’s prevarication would not have been exposed.

counsel for the GUC Trust. (Williams Direct ¶ 61.) The meeting was scheduled for the morning of August 15 at 10:00 a.m. (id. ¶ 62) (the “August 15 Meeting”), was attended by counsel for New GM and counsel for the GUC Trust (Andrews Direct ¶ 28; Williams Direct ¶ 62), and lasted two hours “at most.” (DX-GGG at 17.) The Participating Unitholders were initially invited to the August 15 Meeting, but counsel for New GM later retracted the invitation. (PX-096; PX-093.)

At the August 15 Meeting, the exact details of which are still unknown to the Court, counsel allegedly discussed the GUC Trust’s defenses to the Late Claim Motions and the underlying claims and the benefits and risks of the Settlement Agreement. (See Motion to Authorize Entry into Forbearance Agreement (the “Forbearance Agreement Motion,” ECF Doc. # 14095) ¶ 30.) New GM’s view was supposedly that:

(i) the $10-billion claim underlying the Settlement Agreement was unsupportable and contrived to trigger the Adjustment Shares Provision;

(ii) millions of claims that had not been filed could not be included under the Adjustment Shares provision (section 3.2(c) requires an estimate of “the aggregate allowed general unsecured claims against Sellers’ estates”);

(iii) certain claimants’ counsel did not and could not represent the millions of individuals purportedly subject to the Settlement Agreement;

(iv) those individuals could not be bound to the Settlement Agreement in the absence of the procedures required by Rule 23 of the Federal Rules of Civil Procedure;

(v) movants’ counsel would not be able to meet the requirements of Rule 23 of the Federal Rules of Civil Procedure; and

(vi) this Court should not estimate claims that overlap substantially with claims pending adjudication in the MDL Court (including with respect to Rule 23 class-related issues).

(See Forbearance Agreement Approval Mot. ¶ 6.) New GM and the GUC Trust also allegedly discussed certain other issues that ultimately, through subsequent negotiations, formed the basis of the August 16, 2017 letter to the Court setting forth the salient terms of the ensuing agreement between New GM and the GUC Trust (the “Forbearance Agreement”). (See id. ¶ 30.)

Following the August 15 meeting with New GM, the GUC Trust decided to abandon the Settlement Agreement. Instead, the GUC Trust agreed in principle, either on August 15 or August 16,13 to accept New GM’s offer and enter the Forbearance Agreement with New GM.14

The Forbearance Agreement provides that Wilmington Trust would not enter into any settlement of the Signatory Plaintiffs’ claims that could implicate New GM’s assets, or seek a Claims Estimate Order or the issuance of additional shares. (Id. ¶ 31.) Under the Forbearance Agreement, New GM would also agree to pay the GUC Trust’s fees in defending against the Signatory Plaintiffs’ claims, and to engage in good faith discussion about whether New GM would pay an appropriate rate of return to Wilmington Trust as compensation for any delay in making distributions. (Id.) The GUC Trust would also preserve its meritorious defenses to late-filed claims, and would not waive any substantive rights against New GM, the Signatory Plaintiffs, or the Participating Unitholders. (Id.)

That same day, on August 15, in a series of emails and a brief call in the afternoon, counsel for the GUC Trust informed counsel to the Participating Unitholders that counsel to New GM would be opposing the scheduling of a chambers conference before the Court (PX-139 at 003) and that “nothing much had happened” at the meeting with New GM earlier that day. (Golden Direct ¶ 31.)15

[13]	The record is unclear when exactly New GM and the GUC Trust agreed to enter the Forbearance Agreement.
[14]	As if to legitimize their last-minute withdrawal, the GUC Trust and New GM emphasize that during and after the meeting on August 15, New GM’s counsel asked counsel to the GUC Trust whether it had entered into a binding contract, and, counsel for the GUC Trust responded that the Settlement Agreement had not been signed and therefore no binding contract yet existed. (JPTO Ex. C-1 ¶ 33.)
[15]	As explained below, however, the Court finds the GUC Trust’ allegation that noting much had happened during that meeting hard to believe, since the August 15 meeting lead the GUC Trust to abandon two and a half months of negotiations and twenty-one drafts of the Settlement Agreement in favor of a purportedly more advantageous agreement with New GM.

On that same afternoon, New GM filed a letter with the Court requesting cancellation of the conference scheduled for August 17. (See ECF Doc. # 14053.) In that letter, New GM claimed that “based on a preliminary review” of the Settlement Documents that had been provided to it, “the proposed settlement is legally improper, collusive and in bad faith.” (Id.)

In response to that letter, in the evening of August 15, despite having already met with New GM, counsel for the GUC Trust drafted a letter to the Court to be sent in advance of the conference scheduled for August 17, requesting that the conference before the Court be maintained. (PX-106.) The draft letter mentioned that the “Proposed Settlement is nearly final, but has not yet been executed by the parties and is non-binding.” (Id.)16 Counsel for the GUC Trust forwarded the draft letter to Steel (id.), and at 8:16 a.m. on the following morning of August 16, Steel replied: “Thanks. will send you our draft shortly - says a lot of the same[.]”17 (PX-111 at 1.) Before sending the draft, the Court entered an order keeping the August 17 date for the conference, to be held in open court on the record (ECF Doc. # 14056), and the draft letter was thus never finalized or filed. (Steel Direct ¶ 63.)

On the morning of the next day, on August 16, Steel asked Naomi Moss of Akin Gump and Martorana when the parties could complete the step of “actually signing agreement / would think before conference.” (PX-112.) On the afternoon of August 16, counsel for the GUC Trust called counsel for some of the Signatory Plaintiffs to inform him that the GUC Trust was backing out of the Settlement Agreement. (Weisfelner Direct ¶ 56.) Also on that day, New GM

[16]	As noted by the Movants at trial, the wording used by the GUC Trust in its August 15 letter to the Court was the first of its kind being used by the GUC Trust.
[17]	With regards to the August 16 email, Steel testified that he “quickly read this draft on my iphone, saw that it captured the key points from the prior Akin Gump draft (that the conference should go forward in open court and no substantive relief was being sought), and did not focus on the language regarding the Proposed Settlement being purportedly non-binding.” (Steel Direct ¶ 63.)

and the GUC Trust filed a joint letter to the Court explaining that the GUC Trust was abandoning the Settlement Agreement and had decided to enter into a “proposed settlement agreement with New GM that will be subject to this Court’s approval,” i.e., what would eventually become the Forbearance Agreement. (ECF Doc. # 14060.) In response, Brown Rudnick filed the latest version of the Settlement Agreement and the Settlement Documents with the Court. (ECF Doc. # 14061.)

C.	The Motions to Enforce the Settlement Agreement and the Forbearance Agreement

Following the breakdown of the settlement negotiations, on September 11, 2017, the Plaintiffs filed a Motion to Enforce the Settlement Agreement by and Among the Signatory Plaintiffs and the GUC Trust (the “Motion,” ECF Doc. # 14092), arguing that the Settlement Agreement was binding and seeking to enforce it. The next day, New GM and the GUC Trust entered into the Forbearance Agreement, and the GUC Trust filed the Forbearance Agreement Motion seeking the Court’s approval of the Forbearance Agreement.

On October 11, 2017, the Court entered the Pre-Trial Stipulation and Scheduling Order (ECF Doc. # 14130) setting forth two “Phase 1 Issues” to be decided at trial: “(a) whether Plaintiffs’ Settlement Agreement is a binding agreement; and (b) whether New GM has standing to be heard on the issue described in (a) above.” Phase 2 potential issues included whether the Forbearance Agreement should be approved; whether the Settlement Agreement should be approved under the Bankruptcy Code and applicable bankruptcy and non-bankruptcy law; whether New GM interfered with the Settlement Agreement; and whether the Signatory Plaintiffs and the Participating Unitholders interfered with the GUC Trust’s performance under the Sale Agreement.

The Participating Unitholders joined in the Motion by filing a Joinder of the Participating Unitholders in the Motion to Enforce on November 13, 2017 (the “PU Joinder,” ECF Doc. # 14153). On that same day, the Signatory Plaintiffs and the Participating Unitholders also filed The Signatory Plaintiffs’ and Participating Unitholders Opening Brief Regarding New GM’s Phase 1 Standing (the “Opening Standing Brief,” ECF Doc. # 14150), and New GM filed the Motion of General Motors LLC Pursuant to 11 U.S.C. §§ 105(a) and 1109(b), Fed. R. Bankr. P. 2018 and 3020, and Pre-Trial Order, To Appear and Be Heard With Respect to Phase 1 of Court’s Consideration of Plaintiffs’ Motion to Enforce Unexecuted and Undated Settlement Agreement (“New GM Standing Brief,” ECF Doc. # 14149). On November 28, 2017, the GUC Trust filed the GUC Trust’s Pre-Hearing Memorandum of Law in Opposition to the Signatory Plaintiffs’ Motion to Enforce Settlement Agreement and the Joinder of the Participating Unitholders in the Motion to Enforce (“GUC Trust’s Pre-Hearing Memo,” ECF Doc. # 14170) opposing the Motion and the PU Joinder, and arguing that the purported agreement never became binding, and is not enforceable. New GM likewise opposes the Motion and the PU Joinder, and on November 28, filed a Joinder of General Motors LLC In Motors Liquidation Company GUC Trust’s Objection to Plaintiffs’ Motion to Enforce Unexecuted Settlement Agreement (the “New GM Joinder,” ECF Doc. # 14172).

III. LEGAL STANDARDS

A.	Standing

The Movants argue that New GM does not have standing to be heard on the Phase 1(a) issue—“whether the Settlement Agreement with the GUC Trust is a binding agreement[.]” (See Opening Standing Brief ¶ 1.) Unsurprisingly, New GM argues that, because the Settlement Agreement could compel New GM to fund a settlement worth over $1 billion, New GM has a direct and substantial economic interest, and therefore has standing to contest the Motion. (See New GM Standing Brief ¶ 1.)18

[18]	Interestingly, New GM argues that if it was denied standing, such an order constitutes a final judgment and must be appealed before the commencement of trial. (See New GM Standing Brief ¶ 37 n.36.) New GM cites to Blair v. Blair (In re Blair), 2016 WL 8608454, at *7 (D. Colo. Aug. 24, 2016) for the proposition that New GM may appear and be heard pursuant to Bankruptcy Rule 2018(a). (“[A] litigant who is denied intervention [under Fed. R. Bankr. P. 2018] cannot wait until the conclusion of the case to appeal; the litigant must treat the denial as if it was a final judgment and appeal it within the prescribed time period.”). While the Court finds unconvincing the proposition from an unreported case from the District of Colorado that has not been followed by any other court, this argument is rendered moot, as New GM participated at trial.

New GM, the party for which standing is at issue, has the burden of demonstrating (i) prudential standing, (ii) constitutional standing, and (iii) Bankruptcy Code Section 1109 standing. In re Old Carco LLC, 500 B.R. 683, 690 (Bankr. S.D.N.Y. 2013) (denying standing based on lack of prudential standing). All three standing requirements must be met to have standing. See Scott v. Residential Capital, LLC (In re Residential Capital, LLC), 2015 WL 629416, at *3 (S.D.N.Y. Feb. 13, 2015) (denying standing based on lack of standing under section 1109).

1.	Prudential Standing

First, a party seeking to appear in federal court must demonstrate prudential standing. See Kane v. Johns-Manville Corp. (In re Johns-Manville Corp.), 843 F.2d 636, 644 (2d Cir. 1988) (stating that “[t]he prudential concerns limiting third-party standing are particularly relevant in the bankruptcy context. Bankruptcy proceedings regularly involve numerous parties, each of whom might find it personally expedient to assert the rights of another party even though that other party is present in the proceedings and is capable of representing himself.”). The doctrine, self-imposed by federal courts, bars litigants “from asserting the constitutional and statutory rights of others in an effort to obtain relief for injury to themselves.” See id. at 643 (holding that a creditor with an existing asbestos claim lacked standing to assert the rights of future claimants).

In the context of a contract dispute, only parties to the contract and intended third-party beneficiaries of the contract have prudential standing to appear and enforce agreements. See Premium Mortg. Corp. v. Equifax, Inc., 583 F.3d 103, 108 (2d Cir. 2009) (holding that a non-party to a contract lacks standing in a contract proceeding to enforce the agreement unless unequivocal terms clearly evidence an intent to permit such standing). Put differently, a non-party to a contract that does not contain unambiguous language manifesting an intent to make the non-party a beneficiary of that contract lacks prudential standing to litigate issues related to that contract. See id. (explaining that “[a] non-party to a contract governed by New York law lacks standing” in a contract proceeding “in the absence of terms that clearly evidence an intent to permit” such standing) (citation omitted); see also Hillside Metro Assoc., LLC v. JPMorgan Chase Bank, N.A., 747 F.3d 44, 48–49 (2d Cir. 2014) (applying the third party beneficiary theory, and holding that a plaintiff—suing for breach of a lease—who is “neither a party nor a third-party beneficiary” of the contract at issue, “does not have prudential standing”); Shea v. Royal Enters., Inc., 2011 WL 43460, at *3 (S.D.N.Y. Jan. 6, 2011) (holding that a non-party lacked standing to assert the “Statute of Frauds” defense and challenge the enforceability of lease agreement); In re Old Carco LLC, 500 B.R. at 692 (holding that a non-party to a stipulation lacked prudential standing to assert claims thereunder and noting that “[u]nder general contract rules, a non-party to a contract who is not an intended beneficiary cannot enforce the contract or recover for its breach”) (citations omitted).

Similarly, under both federal common law and New York law, third party non-beneficiaries cannot adjudicate contractual issues even when that third party’s financial interest is arguably at stake. See Shea, 2011 WL 43460, at *3; Premium Mortg., 583 F.3d at 108 (explaining that the plaintiff who was not a party to the contract at issue lacked standing, and there was an “absence of terms that clearly evidence an intent to permit enforcement” by the plaintiff) (citation omitted); Hillside Metro Assocs., 747 F.3d at 50 (holding that a lessor lacked prudential standing to litigate whether liabilities were assigned under a purchase and assumption agreement because the lessor was neither a contracting party nor a third-party beneficiary under the agreement); Cnty. of Tioga v. Solid Waste Indus. Inc., 178 A.D.2d 873, 874 (3d Dep’t. 1991) (holding that a judgment creditor lacked standing to assert the affirmative defense of lack of consideration because it was a “stranger” to the underlying contract, and the affirmative defense was personal to the parties to the contract).

Importantly to this case, a showing that the party was an “incidental beneficiary” of a contract is insufficient, even if the party stands to suffer “economic loss.” See Cty. of Suffolk v. Long Island Lighting Co., 728 F.2d 52, 62–63 (2d Cir. 1984) (holding that a non-party claiming that a product did not function properly, requiring the owner to incur costs of repair—the only injury claimed thus being one for economic loss—was not considered sufficiently severe to warrant the abrogation of the privity requirement for standing); Tamir v. Bank of N.Y. Mellon, 2013 WL 4522926, at *3 (E.D.N.Y. Aug. 27, 2013) (stating that “a non-party to a contract lacks standing to challenge an agreement in the absence of terms demonstrating that it is a third-party beneficiary”).

2.	Constitutional Standing

Once a party has shown that it has prudential standing, it then must prove that it has constitutional standing. Specifically, under the “case or controversy” requirement of Article III of the United States Constitution, a party “must have a ‘personal stake in the outcome of the controversy’” to have standing. Breeden v. Kirkpatrick & Lockhart, LLP, 268 B.R. 704, 708 (S.D.N.Y. 2001) (citation omitted), aff’d sub nom. Breeden v. Kirkpatrick & Lockhart LLP (In re

Bennett Funding Grp.), 336 F.3d 94 (2d Cir. 2003). Similar to the prudential standing requirements, “[a] party can only assert its own legal rights and cannot assert the rights of third-parties.” Id. Furthermore, “[t]he Art[icle] III judicial power exists only to redress or otherwise to protect against injury to the complaining party, even though the court’s judgment may benefit others collaterally.” Warth v. Seldin, 422 U.S. 490, 499 (1975).

To prove constitutional standing, a party must establish “an invasion of a legally protected interest” that is “concrete and particularized” and “actual or imminent, not conjectural or hypothetical.” See Spokeo, Inc. v. Robins, 136 S. Ct. 1540, 1548 (2016) (quoting Lujan v. Defs. of Wildlife, 504 U.S. 555 (1992)); see also Clapper v. Amnesty Int’l USA, 568 U.S. 398, 401–02 (2013) (explaining that the theory of future injury is “too speculative to satisfy the well-established requirement that threatened injury must be certainly impending” and that a party “cannot manufacture standing by choosing to make expenditures based on hypothetical future harm”) (internal quotation marks omitted).

Non-parties to a contract ordinarily do not have a “concrete and particularized injury.” See In re Caldor, Inc. NY, 193 B.R. 182, 186 (Bankr. S.D.N.Y. 1996) (concluding that a bank that was lender to the landlord of a site leased to the debtor lacked constitutional standing to contest the debtor’s motion for order authorizing the debtor to lease a new site); see also Savage & Associates, P.C. v. Mandl (In re Teligent, Inc.), 417 B.R. 197, 210 (Bankr. S.D.N.Y. 2009) (noting that a non-party could not challenge the settlement agreement because the 9019 settlement did not require the non-party to pay any money, and therefore the party lacked a direct stake in the outcome and lacked Article III standing), aff’d sub nom. Savage & Associates, P.C. v. K & L Gates LLP (In re Teligent, Inc.), 640 F.3d 53 (2d Cir. 2011).

3.	Party in Interest Standing

Lastly, if both prudential and constitutional standing are met, the Bankruptcy Code separately requires “party in interest” standing under section 1109. See 11 U.S.C. § 1109; In re Lehman Bros. Holdings Inc., 2012 WL 1057952, at *3 (S.D.N.Y. Mar. 26, 2012) (explaining that “[s]ection 1109(b) creates an independent standing hurdle for parties wishing to appear or be heard in bankruptcy proceedings”) (internal citation omitted); Parker v. Motors Liquidation Co. (In re Motors Liquidation Co.), 430 B.R. 65, 92 (S.D.N.Y. 2010) (“[S]ection 1109(b) of the Bankruptcy Code does not satisfy or replace the constitutional and prudential limitations on standing. Rather, a party must establish both.”)

Pursuant to 11 U.S.C. § 1109(b), “[a] ‘party in interest,’ including the debtor, the trustee, a creditors’ committee, an equity security holders’ committee, a creditor, an equity security holder, or any indenture trustee, may raise and may appear and be heard on any issue in a case under this chapter.” These interested parties are non-exclusive. See In re Residential Capital, LLC, 2013 WL 6698365, at *3 (Bankr. S.D.N.Y. Dec. 19, 2013) (explaining that “[i]n the context of chapter 11 cases, the Code provides a non-exclusive listing of ‘parties in interest’”). In applying section 1109(b), “[c]ourts must determine on a case-by-case basis whether the prospective party in interest has a sufficient stake in the proceeding so as to require representation.” Lazard v. Texaco Inc. (In re Texaco Inc.), 81 B.R. 820, 828 (Bankr. S.D.N.Y. 1988) (citing In re Amatex Corp., 755 F.2d 1034, 1042 (3d. Cir. 1985)).

To establish party in interest standing under section 1109, a proposed participant must either be a party enumerated in the statute or: (1) have a “direct” stake in the proceeding and (2) “be a creditor19 of a debtor . . . or be able to assert an equitable claim against the estate.” In re

[19]	New GM stated that it filed a proof of claim (a contingent administrative claim) in the bankruptcy case (proof of claim No. 71111) (see New GM Standing Brief ¶ 26 n.31) even though New GM withdrew claim number 71111. Somewhat inaccurately, the Signatory Plaintiffs also stated that New GM had not asserted any proof of claim against the GUC Trust or Old GM. (See Opening Standing Brief ¶ 41.) However, the Signatory Plaintiffs corrected this, and now correctly state that New GM filed and withdrew claim number 71111. (See Joint Pre-Trial Order (the “JPTO,” ECF Doc. # 14193) ¶ 180).

Ionosphere Clubs, Inc., 101 B.R. 844, 849 (Bankr. S.D.N.Y. 1989) (holding that “one purpose of the Code is to convert the bankrupt’s estate into cash and distribute it among creditors. The term ‘party in interest’ should be interpreted in light of this purpose.”) (internal citations omitted).

B.	Enforceability of an Unexecuted Settlement Agreement

Settlement agreements are strongly favored in New York, and there is a presumption in favor of enforcing them. See Waite v. Schoenbach, 2011 WL 3425547, at *3 (S.D.N.Y. Aug. 5, 2011) (stating that “[s]ettlement agreements are strongly favored by New York courts and may not be lightly east aside”) (citation and quotation marks omitted), report and recommendation adopted, 2011 WL 6326115 (S.D.N.Y. Dec. 16, 2011). In the bankruptcy context, settlements and compromises are particularly important, as they “minimize costly litigation and further parties’ interests in expediting the administration of the bankruptcy estate.” In re Dewey & LeBoeuf LLP, 478 B.R. 627, 640 (Bankr. S.D.N.Y. 2012) (quoting In re MF Global Inc., 2012 WL 3242533, at *5 (Bankr. S.D.N.Y. Aug. 10, 2012)); see also 10 Collier on Bankruptcy ¶ 9019.01 (16th ed. 2017) (highlighting that “compromises are favored in bankruptcy”). An agreement to settle litigation is a “contract that is interpreted according to general principles of contract law,” Omega Eng’g, Inc. v. Omega, S.A., 432 F.3d 437, 444 (2d Cir. 2005) (citation omitted), and “[t]he party seeking to enforce a purported settlement agreement bears the burden of proving that such a binding and enforceable agreement exists.” Grgurev v. Licul, 2016 WL 6652741, at *3 (S.D.N.Y. Nov. 10, 2016).

While settlement agreements (especially those not announced in open court) are typically reduced to writing,20 parties are nevertheless free to enter into oral settlement agreements “without memorializing their agreement in a fully executed document.” Winston v. Mediafare Entm’t Corp., 777 F.2d 78, 80 (2d Cir. 1985). Even where parties agree orally with the intention of eventually writing down their oral agreement, that intention “standing alone, will not prevent contract formation.” Powell, 497 F.3d at 129. Thus, if a court finds that the parties entered into a valid oral settlement agreement, the agreement is binding on the parties “even if a party has a change of heart between the time of the agreement to the terms of the settlement and the time it is reduced to writing,” Elliott v. City of New York, 2012 WL 3854892, at *2 (S.D.N.Y. Sept. 5, 2012) (citation and quotation marks omitted), because “[w]hen a party makes a deliberate, strategic choice to settle, a court cannot relieve him of that choice simply because his assessment of the consequences was incorrect.” Powell, 497 F.3d at 128 (citing United States v. Bank of N.Y., 14 F.3d 756, 759 (2d Cir. 1994)).

Parties seeking to settle their disputes may, on the other hand, make preliminary oral settlement agreements with the intent that their settlements only become binding when reduced to writing and executed, as “[p]arties who do not intend to be bound until the[ir] agreement is reduced to a signed writing are not bound until that time.” Id. at 129 (citing Ciaramella v. Reader’s Digest Ass’n, Inc., 131 F.3d 320, 322 (2d Cir. 1997)). “Because of th[e] freedom to determine the exact point at which an agreement becomes binding, a party can negotiate candidly, secure in the knowledge that he will not be bound until the execution of what both parties consider to be a final document.” Winston, 777 F.2d at 80.

[20]	See Powell v. Omnicom, 497 F.3d 124, 130 (2d Cir. 2007) (explaining that settlements are generally put in writing).

Pursuant to this framework, oral settlement agreements can essentially be categorized into two buckets: (1) one in which the parties reached a “preliminary agreement, contingent on and not intended to be binding absent formal documentation”—and such an agreement is generally not enforceable, and (2) one in which there is already a binding oral agreement between the parties “that is nevertheless to be further documented”—and such an agreement is enforceable with or without formal documentation. See Kowalchuck v. Stroup, 61 A.D.3d 118, 123 (1st Dep’t 2009) (citation and quotation marks omitted).

When, as here, one party seeks to enforce a written but unexecuted settlement agreement that an opposing party contends is not binding, the court must determine, based on the parties’ intent, whether the agreement falls into bucket two, and is therefore binding. Winston, 777 F.2d at 78. “The intention of the parties on this issue is a question of fact, to be determined by examination of the totality of the circumstances.” Ciaramella, 131 F.3d at 322. The key question before the court is whether there was a meeting of the minds of the parties both to the material terms of the settlement, and to be bound orally. Delyanis v. Dyna-Empire, Inc., 465 F. Supp. 2d 170, 174 (E.D.N.Y. 2006) (citing Winston, 777 F.2d at 80).

Courts in the Second Circuit consider four factors articulated in Winston to determine whether the parties intended to be bound to a settlement agreement without an executed written contract:

1. whether there has been an express reservation of the right not to be bound in the absence of a writing;

2. whether there has been partial performance of the contract;

3. whether all of the terms of the alleged contract have been agreed upon; and

4. whether the agreement at issue is the type of contract that is usually committed to writing.

Winston, 777 F.2d at 80; see also Ciaramella, 131 F.3d at 323 (enumerating and applying the Winston factors). No one Winston factor is decisive, and the analysis ultimately hinges on the parties’ intent demonstrated through their objective communications and conduct. Ciaramella, 131 F.3d at 323 (citing R.G. Grp., Inc. v. Horn & Hardart Co., 751 F.2d 69, 74–75 (2d Cir. 1984)) (explaining that “[n]o single factor is decisive, but each provides significant guidance”); see also Klos v. Lotnicze, 133 F.3d 164, 168 (2d Cir. 1997) (holding that the secret or subjective intent of the parties is irrelevant, and the parties’ objective intent controls); accord 22 N.Y. Jur. 2d, Contracts § 29 (2013) (explaining that “[i]n the formation of a contract, only the overt acts of the parties may be considered in determining mutual assent”).

1.	Reservation Not to be Bound

With regards to the first Winston factor, “if either party communicates an intent not to be bound until he achieves a fully executed document, no amount of negotiation or oral agreement to specific terms will result in the formation of a binding contract.” Winston, 777 F.2d at 80 (citation omitted). Moreover, if there is a writing between the parties “show[ing] that [the defendant] did not intend to be bound,” a court may “look no further than this factor.” Kaczmarcysk v. Dutton, 414 F. App’x. 354, 355 (2d Cir. 2011) (citation omitted).

Even where there is no explicit reservation by the parties not to be bound until execution of a written agreement, the parties’ language and conduct can nevertheless imply the existence, or absence, of such an intent. Johnson v. Fordham University, 2016 WL 450424, at *4 (S.D.N.Y. Feb. 4, 2016) (citing Winston, 777 F.2d at 81 (stating that “[a]lthough neither party expressly reserved the right not to be bound prior to the execution of a document, language in correspondence [between the parties, and between the parties and the court] does reveal such an intent”)). Courts in the Second Circuit have placed great importance on the language in the written agreement itself as evidence of the parties’ implied reservations not to be bound until the execution of a written agreement. For example, language stating that the agreement is only effective upon signature of the parties has repeatedly been found to indicate parties did not intend to be bound orally. See, e.g., Ciaramella, 131 F.3d at 324 (holding there was an express reservation not to be bound orally because the agreement stated “[t]his Settlement Agreement and General Release shall not become effective . . . until it is signed by [the parties]”); see also Kaczmarcysk, 414 F. App’x at 355 (holding that the first Winston factor weighed heavily against enforcement of a purported settlement agreement because the parties’ draft written agreement stated “[t]his agreement is effective when it has been fully executed by all parties”); Villeroy & Boch v. THC Sys., Inc., 1991 WL 102520, at *5 (S.D.N.Y. June 3, 1991) (finding that factor one weighed against enforcing a contract because the alleged agreement stated “[t]his agreement shall be effective only upon signature by all the parties”); but see In re Lehman Bros. Holdings Inc., 2017 WL 3278933, at *3 (S.D.N.Y. Aug. 2, 2017) (holding that language in an unexecuted agreement that the agreement “shall become effective upon the execution hereof by each of the Parties” did not amount to a reservation of rights not to be bound); Stonehill Capital Mgmt. LLC v. Bank of the West, 28 N.Y.3d 439, 450–51 (2016) (holding that formulaic language that a sale was “subject to” mutual execution of a sale agreement failed to express an intent not to be bound absent a writing) (citation omitted).

Courts likewise routinely hold that a merger clause in the written draft of a settlement agreement “is persuasive evidence that the parties did not intend to be bound prior to the execution of a written agreement.” Ciaramella, 131 F.3d at 324; accord, e.g., Kaczmarcysk, 414 F. App’x at 355–56 (finding that the district court erred in enforcing a settlement agreement because the agreement contained a merger clause stating “[t]his Agreement contains and constitutes the entire understanding and agreement of the parties and supersedes all previous negotiations, agreements, commitments and writings in connection therewith”); Sprint

Commc’ns Co. L.P. v. Jasco Trading, Inc., 5 F. Supp. 3d 323, 334 (E.D.N.Y. 2014) (holding that the language of a written settlement agreement indicated there would be no binding agreement until the parties signed where the agreement contained a merger clause stating “[t]his Agreement expresses the entire agreement between the Parties with respect to the compromise if the claims described herein”); PDL Votari Corp. v. Olympus Indus. Inc., 718 F. Supp. 197, 207 (S.D.N.Y. 1989) (holding that the parties clearly expected their agreement would be reduced to a formal writing, as they sent drafts back and forth containing a merger clause stating the agreement contained the “exclusive agreement between the parties, superseding all prior agreements, understandings and negotiations”).

Contemporaneous correspondence between the parties and communications by the parties to the court can also imply parties’ intent not to be bound absent a written contract. In Hernandez v. Fresh Diet Inc., 2017 WL 4838328, at *3 (S.D.N.Y. Oct. 25, 2017), the court held that the first Winston factor weighed against enforcement because, in correspondence to the court, the parties referred to their agreement as “proposed” and requested the court’s approval so “that the Parties may obtain signatures consummating this settlement.” (emphasis added). By the same token, courts have found the absence of a reservation not to be bound without a formal written agreement where the parties advised the court that a settlement was reached and placed the terms of the settlement agreement on the record. See, e.g., Powell, 497 F.3d at 139 (noting that at a hearing before the court, the attorney stated without objection that the “parties have agreed that the formal settlement documents will incorporate the following terms and conditions,” suggesting that the settlement’s reduction to writing was not necessary to the parties’ deal); see also Sprint Commc’ns Co. L.P., 5 F. Supp. 3d at 332 (stating that “[w]here parties have read the terms of the agreement into the record and expressly agreed to each term or to the agreement as a whole, courts have found those representations to lack express reservation of the right not to be bound in the absence of a formal written document”); Renaissance Search Partners v. Renaissance Ltd., L.L.C., 2013 WL 6839039, at *4 (S.D.N.Y. Oct. 15, 2013) (finding lack of express reservation where terms of the agreement were read into the record at a settlement conference). Courts have also emphasized that a party must give “forthright, reasonable signals” that “remove any doubt of the parties’ intent not to be bound absent a writing.” Stonehill Capital Mgmt. LLC, 28 N.Y.3d at 451.

2.	Partial Performance

The second factor looks to whether one party to the settlement agreement “has partially performed, and that performance has been accepted by the party disclaiming the existence of an agreement.” Ciaramella, 131 F.3d at 325 (citing R.G. Grp., 751 F.2d at 75). The absence of partial performance weighs against enforcing the settlement. See Cartier Int’l, N.V. v. QVC, Inc., 677 F. Supp. 2d 712, 716 (S.D.N.Y. 2009) (finding that there was no partial performance under the purported settlement because the defendants did not make any payments to the plaintiff). For an action to rise to the level of partial performance, it must result in the transfer of one of the “basic elements of consideration that would have been due . . . under the settlement agreement.” Ciaramella, 131 F.3d at 325. In other words, “[p]artial performance requires some actual performance of the contract[:] . . . [one party] must have conferred something of value upon [the other party] which [was] accepted.” P.A. Bergner & Co. v. Martinez, 823 F. Supp. 151, 157 (S.D.N.Y. 1993).

Thus, for example, in Lehman, a bankruptcy court found there was no partial performance because the benefits of the settlement at issue were “a release from litigation in exchange for payment,” and no money had been paid and no release had been signed. 2017 WL

3278933, at * 3. In Hernandez, the court found that the plaintiffs partially performed by signing and delivering to the defendants individual releases along with their settlement papers, but that this factor was nonetheless neutral because the defendants did not “accept” the partial performance, as they did not countersign the papers or initiate any payments to the plaintiffs. 2017 WL 4838328, at *4. And in Nieves v. Cmty. Choice Health Plan of Westchester, Inc., the court held that “mere preparatory acts such as drafting and exchanging documents are insufficient to constitute partial performance.” 2011 WL 5533328, at *7 (S.D.N.Y. Aug. 31, 2011) (citation and quotation marks omitted).

3.	Agreement On All Terms

The third factor considers whether terms of the agreement remain unsettled. This factor favors enforcement where “there [is] literally nothing left to negotiate or settle, so that all that remain[s] to be done [is] sign what has already been fully agreed to.” R.G. Grp., 751 F.2d at 76 (citation omitted). The court in Winston emphasized that because “[t]he actual drafting of a written instrument will frequently reveal points of disagreement, ambiguity, or omission, which must be worked out prior to execution,” minor or technical changes made to a written document subsequent to parties’ oral agreement could weigh against finding a binding contract. 777 F.2d at 82 (citation and quotation marks omitted). The court went on to explain: “the fact[ ] that [ ] changes [are] minor and that oral agreement was actually reached on all of the remaining terms does not necessarily lead to the conclusion that the parties [are] bound prior to these modifications” Id. The court in Powell similarly held that even minor or technical changes arising from negotiations over the written language of an agreement can weigh against a conclusion that the parties intended to be bound absent a formal writing, but cautioned that such changes are relevant “only if they show there were points remaining to be negotiated such that the parties would not wish to be bound until they synthesized a writing ‘satisfactory to both sides in every respect.’” 497 F.2d at 130 (citing Wintson, 777 F.2d at 82–83). For example, the Lehman court held that terms upon which the parties were continuing their negotiations that centered on timing of payment and whether the release agreement at issue would be submitted in hard copy or electronically, were immaterial. 2017 WL 3278933, at *4. By contrast, in Guardian Life Insur. Co. of Am. v. Calkins, 2014 WL 61475, at *2 (S.D.N.Y. Jan. 6, 2014), the court held that this factor weighed in favor of enforceability where counsel for the plaintiff submitted a sworn affidavit stating that the parties reached a settlement during a conference in front of their magistrate judge, and all that was left to do was sign the documents that reduced the agreement to writing.

4.	Agreement Usually Committed to Writing

The final Winston factor looks to whether the parties’ purported agreement is one that is usually in writing. Settlements are generally made in writing or, at a minimum, made on the record in open court. See Powell, 497 F.3d at 131. Where “the parties are adversaries and the purpose of the agreement is to forestall litigation, prudence strongly suggests that their agreement be written in order to make it readily enforceable, and to avoid further litigation.” Winston, 777 F.2d at 83. In New York, under N.Y. C.P.L.R. § 2104 (“Section 2104”), for an out-of-court settlement agreement to be enforceable, the agreement must be in writing and signed. N.Y. C.P.L.R. § 2104 (“An agreement between parties or their attorneys relating any matter in an action, other than one made between counsel in open court, is not binding upon a party unless it is in writing subscribed by him or his attorney or reduced to the form of an order and entered.”).21

[21]	District courts in this circuit are divided whether Section 2104 is binding in federal court, but have held that the rule is still relevant to the fourth Winston factor. See Clark v. Gotham Lasik, PLLC, 2012 WL 987476, at *4 (S.D.N.Y. Mar. 2, 2012), report and recommendation adopted, 2012 WL 987586 (S.D.N.Y. Mar.23, 2012); see also Langreich v. Gruenbaum, 775 F. Supp. 2d 630, 635, 637 (S.D.N.Y. 2011). If Section 2104 applied here, the Settlement Agreement would be unenforceable on the independent basis that the agreement was not entered in to in open court, embodied in a writing executed by the defendants, or incorporated in a court order. The Second Circuit has not yet decided this issue, but “federal courts in the Second Circuit regularly apply New York law [to this issue], observing that there is no meaning substantive difference between federal and New York law with regard to enforceability.” Clark, 2012 WL 987476, at *5.

Notwithstanding these principles, courts have considered additional factors to determine whether the agreement at issue is usually committed to writing. “[T]he complexity of the underlying agreement is an indication of whether the parties reasonably could have expected to bind themselves orally.” Ciaramella, 131 F.3d at 326 (citation omitted). By way of example, in Winston, the court held that a four-page settlement of $62,500 to be paid over several years that the parties had negotiated through substantial redrafting was the kind of agreement that was complex enough that it was usually committed to writing. 777 F.2d at 83. At least two courts have also held that this factor weighs in favor of enforcing the agreement in situations where the agreement would normally be committed to writing, but where “there is a written settlement agreement that was substantially complete.” Alvarez v. City of New York, 146 F. Supp. 2d 327, 355 (S.D.N.Y. 2001); Conway v. Brooklyn Union Gas Co., 236 F. Supp. 2d 241, 251 (E.D.N.Y. 2002) (stating that “even if the agreement is the type that is typically reduced to writing, the written draft of the settlement had essentially been finalized . . .” and holding this factor weighed in favor of enforcement).

IV. DISCUSSION

Preliminarily, the Court must determine whether New GM has standing to be heard in this dispute. Although New GM participated at trial, the Court finds that New GM, a non-party to the Settlement Agreement and a third-party non-beneficiary thereof, lacked standing to adjudicate the issues in Phase 1.22 New GM bears the burden to prove each element of standing, and has failed to meet all three requirements necessary to do so. While the Court deems it necessary to analyze the law surrounding New GM’s lack of standing over the Phase 1 issues, New GM’s standing (or lack thereof) and its participation at trial does not impact the Court’s finding that no binding Settlement Agreement was entered into by the parties.

A.	New GM Does Not Have Standing

1.	New GM Has Failed to Establish Prudential Standing

Ordinarily, third parties to contracts do not have prudential standing unless they are intended beneficiaries of that contract. See Premium Mortg., 583 F.3d at 108. Here, New GM is not a party to the Settlement Agreement, and the Settlement Agreement does not contain unambiguous language manifesting an intent to make New GM a beneficiary of that contract. Indeed, New GM’s role is the opposite of a beneficiary.

New GM undisputedly has a financial interest in the final outcome or approval of the Settlement Agreement, but that interest is substantially attenuated from the Phase 1 issue of whether a binding Settlement Agreement exists, and New GM has not provided support to suggest that third-party non-beneficiaries have prudential standing to adjudicate issues of whether a binding contract was formed. Put differently, the Phase 1 issue before the Court is one of formation, not one of contractual impact.23 By way of analogy, it is highly unlikely that non-

[22]	The Signatory Plaintiffs seem to dispute whether New GM would have had standing to adjudicate issues in connection with a Rule 9019 approval motion of the Settlement Agreement, i.e., Phase 2. (See Opening Standing Brief ¶ 6 n.5.) The Court’s decision renders that issue moot. Nevertheless, this analysis only involves Phase 1—whether a binding Settlement Agreement was entered into and formed between the parties.
[23]	New GM also argues that it has Phase 1 standing because if the Court finds that the Settlement Agreement is binding, the Forbearance Agreement would have self-destructed and terminated. (See New GM Reply (ECF Doc. # 14187) ¶ 8.) The argument is unpersuasive. New GM does not provide support for the assertion that voluntarily drafting the Forbearance Agreement to have this termination provision could manufacture New GM’s standing to be heard on whether a binding Settlement Agreement was formed. Instead, standing is determined by the express terms of the contract at issue—here, the Settlement Agreement. See, e.g., Levin v. Tiber Holding Corp., 277 F.3d 243, 249 (2d Cir. 2002) (“[T]he parties’ intention to benefit the third party must be gleaned from the face of the contract . . . the defendant’s obligation to the third-party beneficiary need not be explicitly stated in the contract itself.”) (citation omitted). The voluntary termination of the Forbearance Agreement is not relevant to the standing inquiry.

beneficiary third parties would have prudential standing to adjudicate whether a signature on a contract was a forgery. This reasoning is bolstered by case law within New York and the Second Circuit holding that non-contracting, third-party non-beneficiaries lack prudential standing even in the presence of some financial liability. See Shea, 2011 WL 43460, at *3; Premium Mortg., 583 F.3d at 108; Hillside Metro Assocs., 747 F.3d at 50; Cnty. of Tioga, 577 N.Y.S.2d at 924. As the Shea, Premium, Hillside and Tioga courts correctly found, the respective third-parties to a contract lacked standing because parties with contractual privity have certain rights and obligations that third-parties to a contract lack, and parties with contractual privity are the sole proper parties to adjudicate those contractual issues. The analysis can—and should—end there. New GM cannot manufacture prudential standing to adjudicate whether a group of highly sophisticated lawyers (which counsel to New GM was not a party of) agreed on a binding Settlement Agreement.

2.	New GM Has Failed to Establish Constitutional Standing

Although not as weak as the prudential standing inquiry, New GM also lacks constitutional standing. To have constitutional standing, New GM must prove that it has a “personal stake in the outcome of the controversy.” Breeden, 268 B.R. at 708. And importantly, a party can only assert its own legal rights, not the rights of third-parties. Id.

A cursory review of the arguments proposed by New GM in the New GM Joinder—and at trial—plainly indicates that New GM is attempting to assert the legal rights of the GUC Trust. For example, New GM is attempting to prove that the GUC Trust and the Signatory Plaintiffs never agreed to be bound by the Settlement Agreement. New GM’s argument as to whether the Settlement Agreement is binding centers around (1) whether the GUC Trust and the Signatory

Plaintiffs inserted express terms reflecting an intent that the Settlement Agreement will become binding on “all parties,” and (2) whether the “parties” reached an agreement on all material terms. The use of the term “parties” refers solely to the Signatory Plaintiffs and the GUC Trust, and cannot, and does not, incorporate New GM. This is a dispute between the Signatory Plaintiffs and the GUC Trust—not New GM—and New GM is attempting to persuade the Court that the GUC Trust and the Signatory Plaintiffs never formed a binding Settlement Agreement. New GM is asserting the rights of third parties.

New GM also argues that it has constitutional standing because “New GM would issue common stock with a value in excess of one billion dollars and bears the costs of putting together lists of customers and vehicle owners to whom the Plaintiffs seek to send their proposed notice.” (See New GM Standing Brief ¶ 39.) However, New GM again fails to cite any support that such an attenuated interest—properly to have been adjudicated in Phase 2 and not Phase 1—creates constitutional standing to allow a third-party to dispute whether the rights, obligations, and actions of separate and distinct parties to the Settlement Agreement caused a binding agreement. New GM does not have constitutional standing.

3.	New GM Has Failed to Establish Party in Interest Standing

If Phase 2 occurred, New GM very likely would have a “personal stake in the outcome of the proceedings,” and, at the appropriate stage, could be “asserting its own legal rights and remedies.” In re Heating Oil Partners, 422 F. App’x at 17. In Phase 1, however, New GM confuses the difference between a party having an interest in whether the Settlement Agreement was formed and is binding, and whether the Settlement Agreement should be approved pursuant to Bankruptcy Rule 9019.

New GM is no longer a creditor, as its proof of claim has been withdrawn. (See JPTO ¶ 180.) Further, New GM cites to a number of cases that—accurately—suggest that a party who is the primary source of funding or whose exposure would be increased as the result of a settlement or other binding agreement can have standing. See, e.g., In re Glob. Indus. Techs., Inc., 645 F.3d 201, 212 (3d Cir. 2011) (holding that liability insurers had standing under section 1109(b) to contest a plan that increased insurers’ pre-petition liability exposure by more than twenty-seven times, stating that “when a federal court gives its approval to a plan that allows a party to put its hands into other people’s pockets, the ones with the pockets are entitled to be fully heard and to have their legitimate objections addressed. In short, they at least have bankruptcy standing”); Residential Capital, 2015 WL 629416, at *3 (although ruling that the party at issue did not have party-in-interest standing, stating that “courts in this Circuit have held that a party in interest is one that has a sufficient interest in the outcome of the case that would require representation, or a pecuniary interest that will be directly affected by the case”); In re Stone Barn Manhattan LLC, 405 B.R. 68, 74 (Bankr. S.D.N.Y. 2009) (noting, on consideration of a 9019 signed settlement agreement, that the law is well-settled “that a pecuniary interest directly affected by the bankruptcy proceeding provides standing under § 1109(b)”); In re Texaco Inc., 81 B.R. at 828 (holding that a party in interest includes any entity with “sufficient stake in the outcome of the proceeding so as to require representation”).

Similarly, New GM cites a number of cases that reflect that the proposed target of an agreement may have standing to challenge aspects of that agreement—once signed and binding—regardless of whether they are parties to it. See Heating Oil Partners, 422 F. App’x at 16–17 (“AHA’s pecuniary interest here is the default judgment . . . for which it will indemnify [debtor] in full or in part . . . . Without a doubt, AHA, which has a personal stake in whether the default judgment is void, is a party in interest pursuant to section 1109(b).”); see also Stone Barn, 405 B.R. at 74 (finding that debtors in separate chapter 11 case had standing to object to the settlement given their interest in the escrow account from which settlement was proposed to be funded); Sapphire Dev. v. McKay (In re Sapphire Dev., LLC), 523 B.R. 1, 5–6 (D. Conn. 2014) (holding that a judgment creditor of the trustee of the sole owner of the debtor was a “party in interest” under section 1109 when “[a]n outcome of the bankruptcy proceeding that distributed any part of the property or proceeds therefrom to [debtor’s] other creditors would . . . harm his interest[,]” and that interest is not “purely derivative of another party’s rights”); In re Standard Insulations, Inc., 138 B.R. 947, 950 (Bankr. W.D. Mo. 1992) (concluding that insurers exposed to claims against debtor were “parties in interest” under section 1109(b) where “[d]ebtor’s insurance [was] the only asset of consequence” and “[t]he insurers [were] responsible for payment of injury claims caused by exposure to debtor’s products during covered periods”); Glob. Indus., 645 F.3d at 213–14 (holding that a plan’s creation of trust “led to a manifold increase in . . . claims,” which “constitutes a tangible disadvantage to [the insurers who], despite having their coverage defenses available, will be faced with coverage obligations to the [trust] in a world that recognizes the existence of over 4,600 . . . claims, as opposed to a pre-Plan world that recognized only 169”).

Each of these cases, however, involve whether a party has standing after a contract was formed, i.e., the impact of an existing contract—a Phase 2 issue. It is New GM’s burden to prove standing. Here, as with constitutional standing and prudential standing, New GM has not provided the court with authority that indicates that a third-party non-beneficiary to the Settlement Agreement would be a “party-in-interest” pursuant to section 1109 in regards to a dispute over whether a binding Settlement Agreement was formed between the Signatory

Plaintiffs and the GUC Trust. The analysis is the same with constitutional and prudential standing—it goes against the reasoning of standing to allow a party in New GM’s position to participate in a formation dispute over a contract for which it is not a party nor beneficiary. New GM lacks standing to enforce the Settlement Agreement.

B.	The Court Cannot Enforce the Unexecuted Settlement Agreement

1.	The Parties Reserved Not to Be Bound

The parties disagree whether they expressly reserved their right not to be bound in the absence of a fully-executed written agreement. The Movants argue that this Winston factor militates in favor of enforcing the Settlement, while the GUC Trust is adamant that it clearly and repeatedly reserved its right not to be bound orally. The Court finds that the face of the Settlement Agreement and extrinsic evidence tip the first Winston factor against enforcement.

Courts place great importance on the language of a contract as evidence of the parties’ objective intent whether they reserved to be bound. Here, numerous provisions in the Settlement Agreement indicate that the parties never intended to be bound orally, instead explicitly linking the contract’s enforceability, and the date by which many of their contractual commitments attached, to the date the Settlement Agreement was fully executed. Most significantly, the Settlement Agreement includes section 3.1, which clearly specifies that the settlement “shall become effective and binding on the parties on the date on which this Agreement is fully executed by each of the Parties.” (PX-001 at 015.) Counsel for the GUC Trust testified that the GUC Trust added section 3.1 to ensure that the parties’ deal would become effective and binding only when all parties signed the Settlement Agreement. (Martorana Dep. Tr. 200:25–201:25; Trial Tr. (Martorana) at 415:24–416:24.) It is also undisputed that this provision was never amended during the negotiations, and appeared in every single subsequent draft of the Settlement Agreement. (JPTO Ex. C-1 ¶ 5; Trial Tr. (Weisfelner) at 126:21–127:14.)

Counsel for the Movants testified that they either had not read section 3.1 before the GUC Trust backed out of the purported settlement, or did not focus on the clause (see Trial Tr. (Weisfelner) at 124:15–21; Trial Tr. (Steel) at 162:9–16; Trial Tr. (Golden) 230:2–6), and they argue that in any event, the provision is “boilerplate” (Steel Direct ¶ 15) and does not amount to an express reservation of the right not to be bound. (Mot. ¶ 49; PU Joinder ¶¶ 17–18.) The Movants point to New York and Second Circuit cases finding that language similar to section 3.1 was “insufficient to be treated as an explicit reservation that the parties should not be bound by the terms of the agreement until the written agreement is fully executed,” especially where, as here, “there is no indication that at any time in the course of arriving at the terms of the agreement was it proposed that the parties not be bound until a written agreement was fully executed.” Kowalchuk, 61 A.D.3d at 124 (enforcing an oral agreement despite that the written documentation of the agreement contained language making reference to it being “complete and binding” upon signature of all the parties).24

The Signatory Plaintiffs argue that a reservation not to be bound must be expressed in clear and “certain language” that is “necessary to remove any doubt of the parties’ intent not to be bound absent a writing,” (Mot. ¶ 50 (quoting Stonehill Capital Mgmt., LLC, 28 N.Y.3d at 451)), and here, no such clear reservation ever occurred: “At no point during the finalizing of the settlement documents did the GUC Trust or its counsel indicate that the GUC Trust’s approval of the Settlement would not be final until the Settlement Agreement had been signed.” (Id.)

[24]	See also Lehman, 2017 WL 3278933, at *3 (holding that language in an unexecuted agreement that the agreement “shall become effective upon execution hereof by each of the Parties” did not amount to a reservation of rights not to be bound); Stonehill Capital Mgmt. LLC, 28 N.Y.3d at 452 (holding that formulaic language that a sale was “subject to” mutual execution of a sale agreement failed to express an intent not to be bound absent a writing).

Indeed, during trial, counsel for the Signatory Plaintiffs testified credibly that, on the contrary, during the negotiations of the deal, the Signatory Plaintiffs “got every indication from the GUC Trust that they intended to be bound and that they had, in fact, signed off on the agreement without the formality of inking the agreement itself . . . .” (Trial Tr. (Weisfelner) at 139:16–21.) The Signatory Plaintiffs thus urge the Court to balance what it deems as “boilerplate” provisions of the contract implying a reservation to be bound only by a writing, against the parties’ objective actions during the negotiations which, they argue, establish the exact opposite conclusion. (JPTO Ex. B ¶ 151.)

The Court has balanced both the terms of the Settlement Agreement and the evidence of the parties’ objective actions, and while the Court agrees with the Movants that certain of the GUC Trust’s communications during negotiations of the deal support that they agreed to the material terms of the Settlement Agreement, and believed that the deal was done (including, for example, providing client sign-off with respect to the Settlement Agreement (PX-088 at 001)), the Movants have failed to establish that these actions amounted to the GUC Trust waiving its objective intent to be bound only by a signed agreement, as expressed plainly in section 3.1.

The law is clear with respect to this issue: language similar to section 3.1 has repeatedly been found to indicate that parties did not intend to be bound orally. See, e.g., Ciaramella, 131 F.3d at 324 (finding there was no binding agreement even though parties stated “we have a deal” where the draft agreement would not become effective until it was “signed by [all parties]”; that provision (and a merger clause) were a clear indication to the court that “the parties did not intend to bind themselves until the settlement had been signed” and were given “considerable weight . . . [to] avoid frustrating the clearly-expressed intentions of the parties”); Kaczmarcysk, 414 F. App’x at 355 (explaining that “wording in a settlement agreement that places great significance on the execution date evinces an intent not to create a binding settlement until some formal date of execution”) (citation omitted); Villeroy & Boch S.A.R.L., 1991 WL 102520, at *5 (finding that factor one weighed against enforcing a contract because the alleged agreement stated “[t]his agreement shall be effective only upon signature by all the parties”). Here, section 3.1 was added early on in the negotiations, was reviewed and accepted by counsel for each party, and was clearly uncontroversial, as it was never amended or removed during any point during the negotiations. (JPTO Ex. C-1 ¶¶ 5, 8; accord Trial Tr. (Weisfelner) 125:11–15.)

Tipping the scale further, the Settlement Agreement contains a merger provision in section 3.11 stating that “[t]his Agreement constitutes the entire agreement and understanding among the parties hereto . . . and supersedes all prior proposals, negotiations, agreements, representations, and understandings between or among any of the Parties hereto relating to such subject matter.” (PX001 at 015.) The clause makes clear that the terms in the written Settlement Agreement were intended to replace any other oral agreement or discussion of terms between the parties prior to the execution of the Settlement Agreement. While the presence of a merger clause is not dispositive of the first Winston factor, courts have routinely held that it is “persuasive evidence that the parties did not intend to be bound prior to the execution of a written agreement.” Ciaramella, 131 F.3d at 324; see, e.g., Kaczmarcysk, 414 F. App’x at 355– 56 (finding that the district court erred in enforcing a settlement agreement because the agreement contained a merger clause stating “[t]his Agreement contains and constitutes the entire understanding and agreement of the parties and supersedes all previous negotiations, agreements, commitments and writings in connection therewith”). Granting the Motion would thus render provisions like 3.1 and merger clauses meaningless, thereby frustrating parties’ objective intent manifested in the plain language of their agreements.

Various other aspects of the Settlement Agreement which emphasize execution, signatures, and writing, likewise support that there was an implied reservation of a right to be bound only upon execution of the written agreement. For example: (i) the Settlement Agreement includes a blank execution date on the first page and blank signature pages to be executed by the parties’ respective counsel; (ii) section 3.9 governs how to deliver signatures that are “effective” and “admissible” “in any legal proceeding to enforce” the Settlement Agreement; (iii) sections 2.2, 2.3(a), and 2.3(b) set obligations that are triggered from the date the contract is executed; (iv) pursuant to section 3.12, the Settlement Agreement can only be amended “in a writing and signed by all parties”; and (v) section 3.2 contains termination rights that are only triggered upon the signatures of all parties. (PX-001.) Second Circuit courts interpreting nearly identical provisions have found them to “indicate that the parties contemplated the moment of signing as the point when the settlement would become binding.” See e.g., Nieves, 2011 WL 5533328, at *5 (citing Ciaramella 131 F.3d at 324, and explaining that when a draft settlement agreement “contains an ‘Effective Date’ that is left blank, as well as blank signature lines for the attorneys for each party,” such terms indicate that the parties considered the signing date as the date their agreement became binding); see also Reprosystem, B.V. v. SCM Corp., 727 F.2d 257, 262 (2d Cir. 1984) (holding that mutual intent not to be bound was “conclusively establish[ed]” when parties accepted drafts of proposed contracts stating agreement would be binding when executed); R.G. Grp., 751 F.2d at 75 (explaining that “considerable weight is put on a party’s explicit statement that it reserves the right to be bound only when a written agreement is signed”); H&R Block Tax Servs., LLC v. Strauss, 2016 WL 5107114, at *4 (N.D.N.Y. Sept. 20, 2016) (finding that linkage of contractual obligations to the execution date reflects an intent to require signatures, and stating that “where there is a writing between the parties showing that one party did not intend to be bound, a court need look no further than the first [Winston] factor”) (citation and quotation marks omitted); Smith v. Haag, 2015 WL 866893, at *5 (W.D.N.Y. Mar. 2, 2015) (finding no intent to be bound when the stipulation tied the payment obligation to the date the agreement was “fully executed” and approved).

The Movants’ reliance on Lehman and other cases in which courts enforced oral settlements fails, as these cases are distinguishable. While in Lehman the court enforced an unsigned settlement agreement with language similar to section 3.1 (the provision there stated that “[t]his Release Agreement shall become effective upon execution hereof by each of the Parties . . . ”), the facts in Lehman do not bear on this case because, unlike here, before the parties in Lehman even began to memorialize their agreement in writing, they represented to their mediator that they had agreed to settle, and conveyed to the mediator the material terms of the settlement. Lehman, 2017 WL 3278933, at *1. As the Lehman court explained, a provision cannot be added to a written agreement to undo an agreement that was already orally entered into. See id., at *3 (stating that “[t]he terms of a later, unexecuted agreement are not relevant when a settlement has already been agreed to”). However, as in Ciaramella, such a provision will generally indicate that the parties reserved their right not to be bound absent a written agreement, thereby allowing the parties to negotiate freely without being concerned that they will be bound prior to execution. Id.; Ciaramella, 131 F.3d at 324.

Other cases in which courts found the parties did not reserve their right not to be bound all similarly fall squarely into bucket two, where the parties initially agreed to be bound orally, and thereafter one party sought to renege. These cases include circumstances where: (1) the parties did not include language in their agreement stating “only effective upon execution” (see, e.g., Conway, 236 F. Supp. 2d at 249 (explaining that “[t]here is no language [in the written agreement] . . . indicating a reservation of right not to be bound”)); (2) the parties stated on the record, or otherwise expressed to the judge presiding over their case, that a settlement had been reached (see, e.g., Alvarez, 146 F. Supp. 2d at 335 (the plaintiff’s counsel informed both the defendant’s counsel and the court that the plaintiff had accepted the settlement that the court proposed to the parties at a court conference); Guardian Life, 2014 WL 61475, at *2 (counsel for the plaintiff submitted a sworn affidavit stating the parties reached a settlement during a conference in front of a magistrate judge and correspondence from the plaintiff’s counsel supported that conclusion); Powell, 497 F.3d at 130 (at a court hearing, the defendants’ counsel stated without objection that “the parties have agreed that the formal settlement documents will incorporate the [agreed-upon] terms and conditions”)); (3) the parties agreed on the record to the terms of a settlement which included that the oral contract would be enforceable notwithstanding the possibility of reducing the agreement to writing (see, e.g., Oparah v. New York City Dept. of Educ., 2015 WL 4240733, at *6 (S.D.N.Y. Jul. 10, 2015)); and (4) the parties informed their arbitrator or mediator that a settlement between the parties was reached. (See, e.g., Kowalchuk, 61 A.D.3d at 124 (the parties informed the arbitrator); Delyanis, 465 F. Supp. 2d at 172 (the plaintiff affirmatively stated to the mediator that case was settled and that mediator could inform court).) None of these types of cases match the circumstances here.

The Court also finds that the parties’ contemporaneous communications and conduct supports finding that the parties reserved to be bound only by a signed agreement. On the one hand, the Movants presented credible evidence at trial that many of the GUC Trust’s expressions of its belief that it was not yet bound by the Settlement Agreement occurred only after its meeting with New GM, and are completely at odds with many of its prior expressions indicating its readiness to go forward with the deal.25 In an August 14 email to her superiors at the Wilmington Trust, Andrews wrote that “[e]ntering into the settlement is not an action we have taken without a great deal of thought and guidance from our legal advisors,” and explained that the Settlement Agreement “is in the best interest of the [GUC] Trust.” (PX-066.) On the same day, Andrews stated she “signed off” with respect to the Settlement Agreement. (PX-088.)    By contrast, after the meeting with New GM, the GUC drafted a letter to the Court stating that the Settlement Agreement was not final, emphasizing that it had “not yet been executed by the parties and is non-binding.” (PX-106 at 002 (emphasis added).)

The Movants also presented evidence raising serious doubt whether counsel for the GUC Trust was ever acting in good faith during the negotiations. For example, in an email to counsel for the Participating Unitholders a mere three days after Andrews’ “signed off” on the Settlement Documents, counsel for the GUC Trust described the deal as a “flaming piece of shit . . . that was never going to get anywhere.” (PX-134.)

[25]	The Court does not find credible the GUC Trust’s position that it intended to sign the Settlement Agreement only after the August 17 conference before the Court. (See JPTO Ex C-1 ¶ 48 (“The GUC Trust and its counsel decided not to execute the draft agreement until after the August 17 conference in order to obtain first the Bankruptcy Court’s reaction to possible infirmities in the settlement’s substance, namely the use of the $10 billion estimate for late filed claims and the attempt to bind millions of unknown individuals who have never filed any claims without the protections afforded by class certification under Fed. R. Civ. P. 23”); see also Williams Dep. Tr. 147:22–148:4 (“From our point of view . . . one of the big benefits of that settlement conference was going to be we were going to be able to take the judge’s temperature as to whether or not he thought the deal made sense.”); Martorana Dep. Tr. 204:7–17 (“My view of the . . . status conference, was to first and foremost preview the concept of the transaction to the judge in order to get his preliminary views or take his temperature as to see whether he had any visceral reaction to any of the provisions that we were purporting to be moving forward with.”).

The Court finds this position unsupported by the record, and thus pretextual. The Settlement Agreement would have bound the parties upon execution regardless of whether this Court agreed to enter the Claims Estimate Order (see Settlement Agreement ¶ 2.7 (“The Parties shall use commercially reasonable efforts to have the Claims Estimate Order entered on the same date as the Settlement Order, provided that, (i) regardless of whether or not the Claims Estimate Order is entered on or after such date (and regardless of whether the request to enter the Claims Estimate Order is approved or denied), this Agreement .. . . and the Settlement Order shall remain binding upon the parties[.]”)), or whether this Court would have required class certification to bind claimants who were not signatories to the Settlement Agreement. (See Settlement Agreement ¶ 3.2(A) (not providing for automatic termination of Settlement Agreement in the event Court requires class certification). Andrews also testified several times during her deposition that she intended to authorize the signing of the Settlement Agreement on August 15. See, e.g., Andrews Dep. Tr. at 102:5–9.

On the other hand, the Movants’ argument that the GUC Trust’s objective actions manifested an intent to be bound whether or not the Settlement Agreement was executed fails on multiple grounds. For one, drafting the Settlement Agreement and Settlement Documents and agreeing to a court conference to present the Settlement Agreement to the Court are actions that could take place even had the GUC Trust made an explicit reservation not to be bound orally. That the parties had an “all hands” call towards the end of their negotiations similarly is not inconsistent with the parties’ reservation not to be bound prior to the execution of a finalized agreement. Tellingly, the Movants did not point to one exact date on which the allegedly oral bargain was consummated. (See, e.g., Trial Tr. (Steel) 170:13–171:5 (testifying that there was a binding contract by July 28); Trial Tr. (Golden) 214:10–18 (testifying that there was a binding contract as of August 9).) Most importantly, the Movants have not shown that any of the parties’ actions or communications somehow amounted to a waiver of the unambiguous reservation of right not to be bound orally in section 3.1.26

The parties’ conduct overall suggests they intended to be bound by their final and executed Settlement Agreement. For example, that the parties spent significant effort negotiating the precise terms of the Settlement Agreement, exchanging multiple drafts over several months, supports that they intended to be bound only by a written executed agreement. Clark v. Gotham Lasik, PLLC, 2012 WL 987476, at *3 (E.D.N.Y. Mar. 2, 2012) (citing Abel v. Town Sports Int’l Holdings, Inc., 2010 WL 5347055, at *5 (S.D.N.Y. Dec, 23, 2010) (stating that negotiations regarding the terms of the agreement “approach an express reservation of the right not to be bound until a written agreement was executed”). During the negotiations, the parties also

[26]	Counsel for the Signatory Plaintiffs also testified that counsel for the GUC Trust never expressed that it waived any part of section 3.1 (see Trial Tr. (Steel) at 173:13–19), and, as the GUC Trust notes, according to the terms of the Settlement Agreement, any amendment to the agreement would have been required to be in writing and signed by all parties pursuant to sections 3.11 and 3.12 of the Settlement Agreement (JPTO Ex. C-1 ¶ 12.)

repeatedly cautioned that their respective drafts were still subject to client approval.27 Towards the end of the negotiations, on August 14, Signatory Plaintiffs’ counsel sought to collect the parties’ signatures, further reinforcing that the need for signatures was not merely ministerial. (PX-080; PX-087; PX-092; Trial Tr. (Steel) at 171:19–24.) While these actions alone likely would not have tipped this factor against enforcement, the Court finds that, in light of the plain terms of the Settlement Agreement, and in the context of the negotiation of a bargain with serious implications for hundreds of Signatory Plaintiffs’ abilities to recover for their purported personal injury claims, and significant financial consequences for New GM, the reasonable inference to draw is that the parties understood that their written agreement would not merely memorialize a contract that had already been entered into, but would effectuate a binding settlement once signed, which, unfortunately, never occurred.

2.	There Has Been No Partial Performance

The parties disagree whether certain actions by the GUC Trust in the days leading up to the fall-out of the negotiations amount to partial performance of the Settlement Agreement. While the Movants do not dispute that no basic elements of consideration of the Settlement Agreement were exchanged, the Movants contend that the parties nevertheless partially performed by having fully drafted the Settlement Documents and by initiating the process of obtaining Court approval by scheduling the August 17 court conference. The GUC Trust and New GM counter that such actions do not amount to partial performance. The Court finds that, in the absence of any exchange by the parties of the basic elements of consideration under the Settlement Agreement, there was no partial performance, and the second Winston factor weighs against enforcement.

[27]	For example, on July 27 Martorana stated that the GUC Trust’s “[s]ign-off, with respect to the three documents (Settlement Agreement, Settlement Order, Claims Estimate Order), will likely come tomorrow. We’ll keep you posted. Note, however, that signoff on the settlement itself is subject to the finalization of all other document[s] in a satisfactory manner and receipt of final approvals.” (PX-032 at 001 (emphasis added).) On August 3, 2017, Martorana circulated revised drafts of the Settlement Agreement and Settlement Documents, explaining that “each of which remains subject to the ongoing review and comment of our clients.” (PX-040 at 001.) On August 8, 2017, Martorana circulated comments on the Settlement Agreement and Settlement Documents, likewise noting that “the attached remains subject to the ongoing review and comments of our clients.” (PX-046 at 002.)

It is undisputed that none of the “basic elements of consideration” of the Settlement Agreement were ever exchanged by the parties. See Ciaramella, 131 F.3d at 325. Consideration to be provided by the GUC Trust included paying the Notice Costs in an amount up to $6 million (Settlement Agreement ¶ 2.9(a)), and supporting the entry by this Court of the Settlement Order directing the GUC Trust to pay $15 million to a trust for the benefit of the Signatory Plaintiffs (id. ¶ 2.3(a)), and of the Claims Estimate Order triggering New GM’s obligation to issue the Adjustment Shares. (Id. ¶ 2.4.) In exchange, the Signatory Plaintiffs agreed to waive and release all claims against the GUC Trust, Wilmington Trust, the Motors Liquidation Company Avoidance Action Trust, and the Participating Unitholders, including a release of any rights to past or present GUC Trust Assets. (Id. ¶¶ 2.3(b)–(d).) The GUC Trust never paid any money to the Signatory Plaintiffs or provided support for the entry of the Settlement Order of the Claims Estimate Order. Similarly, the Signatory Plaintiffs never signed any releases of their claims. Counsel for the Pre-Closing Accident Plaintiffs testified that other than finalizing and sharing “the ancillary documents” to the Settlement Documents with New GM and setting the status conferences with Judge Furman and with this Court, he could not recall any “other aspects of the agreement which [he] believed had been performed[.]” (See Weintraub Dep. Tr. 91:9–92:17.) In light of similar circumstances where the benefits of the settlement at issue were “a release from litigation in exchange for payment,” and no money had been paid and no release had been signed, the Lehman court found that there was no partial performance. 2017 WL 3278933, at *3.

The Movants argue that the preparation by the parties of the Settlement Motion, as required by section 2.2 of the Settlement Agreement, and of the Notice Procedure Motion, as required under section 2.9 thereof, amount to partial performance. (Mot. ¶ 53 (citing Powell, 497 F.3d at 130); PU Joinder ¶ 19 (same).) While the Court acknowledges that such steps took the Settlement Agreement sufficiently forward that the parties could have formally executed and filed the agreement for approval by the Court, courts in the Second Circuit have made clear that preparatory actions such as these do not amount to partial performance. See Nieves, 2011 WL 5533328, at *7 (finding that “[m]ere preparatory acts such as drafting and exchanging documents are insufficient to constitute partial performance”) (citation and quotation marks omitted); see also Stewart v. City of New York, 2017 WL 4769396, at *3 (S.D.N.Y. Oct. 20, 2017) (holding that “drafting paperwork” does not “constitute[] partial performance of a bargained-for contract”), report and recommendation adopted, 2017 WL 5897442 (S.D.N.Y. Nov. 29, 2017); Delgrosso v. City of New York, 2013 WL 5202581, at *8 (E.D.N.Y. Sept. 13, 2013) (finding that “drafting of the [settlement] documents” did not amount to partial performance because “it does not constitute a change in position, and no substantive rights of the parties have been affected”). The preparation and exchange of the Settlement Motion and the Notice Procedure Motion, even as “lengthy [and] detailed” as they were (Trial. Tr. (Berman) 28:20–22), fall squarely within this rule, and thus cannot constitute anything more than mere preparatory acts to the actual performance of the agreement. This is especially true where the process of drafting these documents was started as early as July 2017, weeks before the time the Signatory Plaintiffs contend that all material terms of the agreement were agreed upon.

In Powell, on which the Movants rely to support their position, the Second Circuit held that the drafting of a reference letter per the parties’ oral agreement, with the only remaining aspect to be determined being whether the letter would say that the performance of the recipient of the letter was “fully satisfactory” or “exemplary,” weighed in favor of finding that the parties intended to be bound notwithstanding the absence of a writing. 497 F.3d at 130. The facts in Powell are inapposite, because in Powell, the writing of a reference letter was one of the basic elements of consideration. Here, the Settlement Motion and the Notice Procedures Motion are ancillary paperwork which preparation and exchange only constitute steps toward formation of the Settlement Agreement, not performance of the Settlement Agreement itself. See Edwards v. City of New York, 2009 WL 2865823, at *5 (E.D.N.Y. May 22, 2009) (stating that “[t]he second Winston factor is ‘whether there has been partial performance of the contract[]’ . . . not whether there has been partial performance of the actions necessary to form the contract”) (emphasis in original) (internal quotation marks omitted).

The Movants’ contention that initiating Court approval by arranging to present the Settlement Agreement and the Settlement Documents to the Court on August 17, 2017 amounts to partial performance also fails. (Mot. ¶ 53 (citing Powell, 497 F.3d at 130); PU Joinder ¶ 19 (same).) Alerting a court to, or “previewing,” a settlement agreement—much less previewing ancillary paperwork such as the noticing papers—does not constitute partial performance. See Edwards, 2009 WL 2865823, at *5 n.3 (stating “[e]ven less persuasive is the defendants’ contention that they somehow accomplished partial performance by alerting me to the purported settlement . . . .”) The analysis would certainly have been much different had the August 17 conference been scheduled for the purpose of obtaining court approval under Rule 9019 of the Federal Rules of Bankruptcy Procedure, but such was not the case, nor is any party alleging it was.

At trial, the Movants also contended that sharing the Settlement Agreement with New GM amounted to partial performance. However, sharing these documents was not required under the Settlement Agreement, and neither the Signatory Plaintiffs nor the Participating Unitholders cite to any authority supporting this argument.28 Accordingly, the Court concludes that the second Winston factor strongly weighs against finding a binding agreement

3.	The Terms of the Settlement Were Agreed Upon

When asked if, by the afternoon of August 14, all of the terms of the Settlement Agreement were agreed upon, counsel for the GUC Trust answered “Yes.” (Trial Tr. (Karlan) 575:20–25.) The Signatory Plaintiffs and the GUC Trust fully “signed-off” on, and completed negotiations of, the Settlement Agreement. The analysis for this factor can end there.

The Court recognizes that there may not be a consistent view on when the terms of the Settlement Agreement were agreed upon. However, it is clear that by the end of August 14, the Settlement Agreement was done. Therefore, the third factor—whether there are terms in the agreement that remain unsettled—weighs in favor of finding a binding Settlement Agreement.

The GUC Trust argues that because the Settlement Agreement was not executed, none of the terms were actually “agreed upon,” and the Settlement Agreement negotiations regarding all of the terms thereby remained open. (GUC Trust’s Pre-Hearing Memo at 22.) To emphasize this, the GUC Trust refers to a number of terms in the Settlement Agreement that require an

[28]	Counsel for the Participating Unitholders suggested at trial that “in the bankruptcy context, an analysis of [the second Winston] factor has to be modified,” emphasizing that “in bankruptcy actual performance under a settlement agreement cannot happen absent court approval of the settlement . . . . [W]hile courts outside of the bankruptcy context often look, for example, to issues like whether the payments contemplated by the settlement have been made, that type of review doesn’t make sense when the court is evaluating where there has been partial performance of the settlement agreement that need to be submitted to a bankruptcy court for approval under Rule 9019.” (Trial Tr. (Newman) 488:2–20.) Although compelling, in Lehman, the bankruptcy court found that there was no partial performance of the agreement where “no money [had] been paid and no releases [had] been signed,” without concluding that a different standard should be applied to the second Winston factor in the bankruptcy context. 2017 WL 3278933, at *3.

execution or effective date to become relevant.29 This argument is unpersuasive, and ignores the purpose of the Winston factors—to give freedom “to enter into a binding contract without memorializing their agreement in a fully executed document.” Winston, 777 F.2d at 80 (emphasis added). Contrary to the GUC Trust’s argument, the third Winston factor does not look to whether specific terms were executed by the parties; it addresses whether there is “[a]nything left to negotiate.” Id. at 82. To hold otherwise would be a contravention of the purpose of the Winston factorsï,–to address whether the parties agreed to an otherwise unexecuted contract. Here, it is clear that “there was literally nothing left to negotiate.” Id. (quotation marks omitted).

The evidence provided to the Court indicates that the parties had agreed to all material (and, seemingly, immaterial) terms of the Settlement Agreement. For example, following the conclusion of the MDL status conference, the parties held an “all hands call” whereby all the relevant parties reviewed the Settlement Documents, and, at the end, the GUC Trust determined that—subject to one item—the documents were “fine.” (See PX-063 at 001; Golden Decl. ¶¶ 8, 18.) The “one open item” referenced in Martorana’s email was whether this Court, or this Court and MDL court, would have the ability to review the ultimate allocation of the settlement proceeds, but the issue was resolved shortly thereafter. (PX-072 at 001–2; Golden Direct ¶ 21.)

Thereafter on August 14, at approximately 9:00 a.m., Wilmington Trust filed its Form 10-Q stating that “discussions have meaningfully progressed and remain open.” (PX-095 (emphasis added).) The execution versions of the Settlement Agreement were circulated later that day. And importantly to this Court, the language in the 10-Q was initially added on August 3, 2017 and “was not changed.” (Trial Tr. (Andrews) 307:11–22.)

[29]	See, e.g., Settlement Agreement § 3.2(B) (allowing GUC Trust to terminate if the Settlement Effective Date did not occur on or before 60 days after notice of the Settlement Motion had been provided); id. § 2.3(a) (requiring GUC Trust to pay 15 million dollars “within five business days of the Settlement Effective Date”).

Further, at 3:46 p.m. on August 14, the GUC Trust stated that it did not have any further comments to the execution version of the Settlement Agreement. (PX-088 at 002.) The Participating Unitholders signed off on the Settlement Agreement at 4:10 p.m. on the same day. (Id. at 001.) At 7:17 p.m., Andrews of Wilmington Trust replied to Martorana and stated “I took a look at these before I left the office. Signed off.” (Id. (emphasis added).) Andrews testified at trial that by allowing Martorana to send the Settlement Agreement to counsel for New GM, it was her intention that the form of the Settlement Agreement was agreed upon. (Trial Tr. (Andrews) 295:21–296:6.) It is clear to this Court that all that remained was for the parties to sign the Settlement Agreement. See Guardian Life, 2014 WL 61475, at *2 (holding that this factor weighed in favor of enforcement where the settlement terms had been reduced to writing and “[a]ll that remained to be done was for the parties to sign the documents”).

It was at this time that counsel for the GUC Trust began creating what the Court considers a “false narrative.” At 7:18 p.m. on August 14, approximately two minutes after receiving Andrews’ “signed off” reply, Williams informed counsel for the Participating Unitholders that New GM now wanted to speak only with the GUC Trust representatives and not the Participating Unitholers. (See PX-093.) At 7:26 p.m., approximately twelve minutes after receiving Andrews’ “signed off” reply, Martorana puzzlingly answered Howard Steel’s email and explained “[w]e are waiting for final approval from client, but unlikely to come tonight. You are, however, authorized to send current versions to New GM this evening[.]” (PX-089 at 001.) This was a clear prevarication, exposed after the Court required the production of Andrews’ unredacted 7:16 p.m. email.

On August 16 at 3:37 in the morning, mere hours after the meeting with New GM, Williams sent Steel a draft letter to the Court that buried the statement “the Proposed Settlement is nearly final, but has not yet been executed by the parties and is non-binding.” (See PX-106.) 30 An issue on class certification was then highlighted by Williams for the first time in months at 3:42 a.m.—five minutes after sending the draft letter to Steel. (See PX-107 (“do we have any update on class cert issue discussed the other day?”); Trial Tr (Berman) 34:13–16.) This was not a new issue. The parties had long been aware that the Court might require Rule 23 class certification. The Settlement Agreement was not contingent on the Court’s ruling on whether class certification would be required.

This is not a situation where minor or technical changes may have arisen from negotiations. See Powell, 497 F.3d at 130. Nor does it appear, as was the case in Lehman—where the Court nonetheless still held there to be a binding agreement—that negotiations were continuing and centered around specific issues. 2017 WL 3278933, at *3. The negotiations were done, the Settlement Agreement was fully negotiated, and there was nothing left but to sign the documents.

Similarly unconvincing and pretextual is the GUC Trust’s argument that the scheduled chambers conference on August 17 was intended to preview to the Court and “take the judge’s temperature as to” the Settlement Agreement, and hear any concerns that the Court may have about the terms of the Settlement Agreement. (Trial Tr. (Martorana) 413:5–20.)31

[30]	As also noted, Steel testified that he “quickly read this draft on my iphone, saw that it captured the key points from the prior Akin Gump draft (that the conference should go forward in open court and no substantive relief was being sought), and did not focus on the language regarding the Proposed Settlement being purportedly non-binding.” (Steel Direct ¶ 63.)
[31]	See also, e.g., Williams Dep. Tr. 147:22–148:4 (“From our point of view . . . one of the big benefits of that settlement conference was going to be we were going to be able to take the judge’s temperature as to whether or not he thought the deal made sense.”); id. at 186:2–15 (“It was our intention to go in front of the court on I believe it’s the seventeenth at the status conference and give the overlay of the deal.”); Martorana Dep. Tr. 204:7–17 (“My view of the . . . status conference, was to first and foremost preview the concept of the transaction to the judge in order to get his preliminary views or take his temperature as to see whether he had any visceral reaction to any of the provisions that we were purporting to be moving forward with.”); Andrews Dep. Tr. 158:19–22 (“[T]hey wanted to take the judge’s temperature on whether or not he felt the settlement agreement was appropriate.”).

Notwithstanding that no reasonable counsel could expect this Court to give an advisory opinion about an agreement that the GUC Trust argues was non-binding, this unpersuasive argument instead indicates to the Court that the parties had agreed to all terms with no negotiations left before apprising the Court of the Settlement Agreement. Simply put, the parties were coming to this Court with a fully negotiated Settlement Agreement. This factor therefore weighs in favor of finding a binding Agreement.

4.	The Settlement Agreement Is of the Kind Usually Committed to Writing and Has Been Committed to Writing

While neither party argues that the Settlement Agreement is an agreement not of the type usually committed to writing, each party still contends that the fourth Winston factor should favor their respective position. The GUC Trust and New GM explain that the Settlement Agreement is of the type that is usually committed to writing because in New York, Section 2104 requires an out-of-court settlement agreement to be in writing and signed. The Movants counter that this factor instead favors enforceability because the Settlement Agreement was reduced to a substantially complete and carefully negotiated final writing. In response, the GUC Trust argues that the Movants improperly invert Winston’s logic, and that the fourth factor must weigh against finding a binding agreement when the parties created a complex written agreement that remained unsigned, supporting the conclusion that a formally executed agreement was required. The Court concludes that, while the Settlement Agreement is of the type usually committed to writing, case law in the Second Circuit suggests that when such an agreement is indeed put to paper, the last Winston factor is reversed, and weighs in favor of enforcement.

The Settlement Agreement is clearly of the type that is usually committed to writing. The Settlement Agreement is twenty-four pages long, and consist of complex terms, includes sixty-two definitions of terms, and encompasses dozens of pages of ancillary documents such as the Claims Estimate Order and the Notice Procedures Motion. The sophisticated attorneys who negotiated the Settlement Agreement spent multiple weeks drafting the Settlement Agreement and Settlement Documents, exchanging over twenty drafts versions of the Settlement Agreement. The Settlement Agreement was to dispose of the Late Claims (that the Signatory Plaintiffs estimate at tens of billions of dollars), resolve claims against hundreds of millions of existing GUC Trust assets, prevent the Signatory Plaintiffs from claiming any of the $32 billion in already distributed assets, and involve approximately $21 million in Settlement Amount and Notice Costs. It thus leaves little doubt that such Settlement Agreement was complex enough to suggest that the parties intended to put their agreement into writing. See, e.g., Ciaramella, 131 F.3d at 326 (stating that “[w]hile this settlement agreement does not concern a complicated business arrangement, it does span eleven pages of text and contains numerous provisions that will apply into perpetuity. . . . In such a case, the requirement that the agreement be in writing and formally executed simply cannot be a surprise to anyone”) (citation and quotation marks omitted); Winston 777 F.2d at 83 (finding that that a four-page settlement of $62,500 to be paid over several years that the parties had negotiated through substantial redrafting, was the kind of agreement usually committed to writing); H&R Block Tax Services, LLC, 2016 WL 5107114, at *6 (concluding that an eight-page settlement agreement requiring defendant to pay $46,262.04 in addition to forty percent of any revenues obtained if defendant continued to violate the covenants against competition and solicitation “is no less complex than the one at issue in Winston,” so that “the fourth Winston factor tips against enforcement of the settlement agreement”).

In addition, as explained by the Powell court, where the settlement of claims is not made on the record in open court, settlement agreements are generally required to be in writing. 497 F.3d at 131. The Settlement Agreement was to be governed by the laws of the State of New York (see Settlement Agreement ¶ 3.16), and New York law requires out-of-court settlement agreements to be in writing.32 Furthermore, as the Settlement Agreement’s preamble explains, the GUC Trust and the Signatory Plaintiffs’ plain objectives in entering into the Settlement Agreement was to “avoid the risk, delay, uncertainty and costs of litigation” with each other (Settlement Agreement ¶¶ LL, MM), and for the GUC Trust “to resolve Late Claims Motions and the Plaintiffs’ asserted claims against the GUC Trust and Old GM.” (Id. ¶ KK.) In light of the parties’ intent to “forestall litigation,” which started as early as May 2017, it makes little doubt that that “prudence suggests that their agreement be written to make it readily enforceable, and to avoid further litigation.” Winston, 777 F.2d at 83; Hernandez, 2017 WL 4838328, at *4; see also Nieves, 2011 WL 5533328, at *9 (finding that where the draft settlement agreement specifically stated that its purpose was to “settle and dispose of claims which are contested and denied, and is being entered into to avoid the delay, uncertainty, inconvenience and expense of protracted litigation of the disputed claims,” the factor weighs in favor of finding that the parties did not intend to be bound to an agreement in the absence of written execution).

Yet, where, as here, the Settlement Agreement is one of the type usually put to writing, at least two Second Circuit courts have held that where an agreement that is typically reduced to writing is, in fact, reduced to writing, although unexecuted, the last Winston factor weighs in favor of enforcing the agreement. In Alvarez, the court reasoned that although “[d]efendants concede that the settlement agreement in this case is the type of agreement that is ordinarily written . . .    [n]onetheless, here there was a written settlement agreement that was substantially complete. The parties had extensively negotiated the language of the agreement, and only a couple of items remained. While the written agreement was not signed, the terms of the

[32]	The Court need not decide whether Section 2104 is binding on federal courts, but consistent with the findings of district courts in the Second Circuit, this rule remains relevant in applying the fourth Winston factor. See Hernandez, 2017 WL 4838328, at *4 (in considering the fourth Winston factor, explaining that “the agreement is governed by New York law, and CPLR § 2104 suggests a strong preference in New York law for committing settlement agreements to writing”).

agreement had been largely reduced to writing. Hence, this [fourth Winston] factor weighs in favor of enforcing the agreement.” 146 F. Supp. 2d at 337. And in Conway, the court likewise noted that “even if the agreement is the type that is typically reduced to writing, the written draft of the settlement had essentially been finalized,” concluding that “the four factors of the Winston test . . . demonstrate plaintiff’s intent to enter into a binding oral agreement.” 236 F. Supp. 2d at 251. Here, as previously explained in this Opinion, the parties agreed at trial that they had a fully negotiated and completed Settlement Agreement on or around August 14, 2017. (See Trial Tr. (Karlan) 64:21–65:6; Williams Dep. Tr. 101:1–8; Trial Tr. (Berman) 26:22–27:1.) Accordingly, the Court concludes that the last Winston factor weighs in support of enforcement.33

An analysis of these four factors weighs against enforcing the Settlement Agreement. While two of the Winston factors weigh against enforcement, and two factors weigh in favor, Courts generally apportion the most weight to the first element—whether the parties expressly reserved the right not to be bound in the absence of a writing. Here, the Court finds this factor alone weighs significantly in favor of not enforcing the agreement. Accordingly, the Court has no choice but to find the unexecuted Settlement Agreement unenforceable.

[33]	The Court notes, however, that in circumstances where the agreement, of the kind usually put to writing, had been put to writing, the Guardian Life court did not find the fourth Winston factor to weigh in favor of enforcing the agreement, but rather, that it was “neutral.” 2014 WL 61475, at *3. Yet, to reach this conclusion, the court balanced the facts of the case, found that the circumstances “argue in favor of an ‘agreement be[ing] written in order to make it readily enforceable,’” and specifically pointed out that “[o]n the other hand, all of the terms of the settlement agreement were in fact reduced to writing, and indicia of complexity that typically militate in favor of producing a writing are lacking here.” Id. (emphasis added) (citations omitted). The balancing of the facts here cannot lead to the same result. As previously explained, the Court finds that the Settlement Agreement is of the kind typically reduced to writing precisely because of its complexity. The more complex the agreement, the heavier the fourth Winston factor weighs in favor of enforcement where the agreement is actually put to writing. The Guardian Life Court’s conclusion therefore does not bear on this case, and the Settlement Agreement is sufficiently complex that the fourth Winston factor weighs in favor of enforcement.

V. CONCLUSION

For the above reasons, the Court finds that New GM does not have standing, and the Court cannot enforce the Settlement Agreement.

Counsel for the parties shall promptly meet and confer and draft a proposed schedule for completing discovery, briefing and hearings of the Late Claims Motions. Counsel shall file a proposed schedule on or before 5:00 p.m., February 9, 2018. If counsel cannot agree on a proposed schedule, they shall file separate proposed schedules.

The Court will hold a scheduling conference at 10:00 a.m., February 21, 2018. Any counsel who maintains its principal offices outside of New York may appear at the hearing by telephone. Counsel for the GUC Trust shall arrange and provide notice of a Court Call number for the conference.

IT IS SO ORDERED.

Dated:	January 18, 2018
New York, New York

Martin Glenn
MARTIN GLENN
United States Bankruptcy Judge

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